Exhibit 1.1
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
June 16, 2006
CANADIAN SUPERIOR ENERGY ACQUISITIONS INC.,
a wholly-owned subsidiary of
CANADIAN SUPERIOR ENERGY INC.
OFFER TO PURCHASE
all of the outstanding Common Shares of
CANADA SOUTHERN PETROLEUM LTD.
on the basis of
Cdn. $2.50 cash and 2.75 common shares of
Canadian Superior Energy Inc. for each Common Share
The offer (the “Offer”) by Canadian Superior Energy Acquisitions Inc. (the “Offeror”), a wholly-owned subsidiary of Canadian Superior Energy Inc. (“Canadian Superior”), to purchase all of the issued and outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern”), together with associated rights issued and outstanding under the shareholder rights plan of Canada Southern (together, the “Common Shares”), will be open for acceptance until 3:00 p.m. (Mountain Daylight Time) on July 26, 2006 (the “Expiry Time”), unless withdrawn or extended. The Offer is not conditional upon there being validly deposited under the Offer any minimum number of the outstanding Common Shares. The conditions to the Offer are described under Section 4 of the Offer, “Conditions of the Offer”.
The Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) and The NASDAQ Capital Market (“NASDAQ”). On May 10, 2006, the last trading day prior to the announcement of the Nosara Offer, the closing price of the Common Shares on NASDAQ was U.S. $4.75. On June 2, 2006, the last trading day prior to the announcement of the intention to make the Offer, the closing price of the Common Shares on NASDAQ was U.S. $8.93 and the closing price of the common shares of Canadian Superior on the American Stock Exchange was U.S. $2.27. As of the date hereof, Canadian Superior values the Offer at approximately U.S. $7.95, a premium of 67% over the closing price of the Common Shares on NASDAQ on the last trading day immediately preceding the announcement of the intention to make the Nosara Offer and a premium of 6% over the price offered under the Nosara Offer.
Holders of Common Shares (“Shareholders”) wishing to accept the Offer must (i) properly complete and duly execute the accompanying Letter of Transmittal and deposit it, together with certificates representing their Common Shares and all other documents required by the Letter of Transmittal, at the office of Valiant Trust Company (the “Depositary”) or The Bank of New York (the “U.S. Forwarding Agent”) at the addresses shown on the Letter of Transmittal and on the back page of this document, all in accordance with the transmittal instructions in the Letter of Transmittal, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Offer, “Manner of Acceptance”, or (iii) request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. See Section 3 of the Offer, “Manner of Acceptance”.
Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer, “Manner of Acceptance”.
Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, on request from the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective telephone numbers and addresses shown in the Letter of Transmittal and below and on the back page of this document.

The Depositary for the Offer is:
VALIANT TRUST COMPANY
Calgary	Toronto
310, 606 — 4th Street S.W.	c/o BNY Trust Company of Canada
Calgary, Alberta T2P 1T1	Suite 1101, 4 King Street West
Attention: Reorganization Department	Toronto, Ontario M5H 1B6
North America Toll Free: 1-866-313-1872

The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
THE BANK OF NEW YORK	GEORGESON SHAREHOLDER
101 Barclay Street	100 University Avenue	17 State Street
New York, New York 10286	11th Floor, South Tower	28th Floor
Tel: 1-212-815-5552	Toronto, Ontario M5J 2Y1	New York, New York 10004
North America Toll Free: 1-866-779-3373

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of Common Shares in such jurisdiction.
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
     The Offer is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.
     Shareholders in the United States should be aware that the disposition of Common Shares and the acquisition of Canadian Superior Shares by such Shareholders as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See “Canadian Federal Income Tax Considerations” in Section 13 of the Circular and “Material United States Federal Income Tax Considerations” in Section 14 of the Circular.
     The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror and Canadian Superior are each incorporated under the laws of the Province of Alberta, Canada, that some or all of their officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country and that all or a substantial portion of the assets of the Offeror and Canadian Superior and said persons may be located outside the United States.
     THE SECURITIES OFFERED PURSUANT TO THE OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY REGULATORY AUTHORITY NOR HAS ANY REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
CURRENCY AND EXCHANGE RATES
All references in the Offer and the Circular to “dollars”, “Cdn. $” or “$” are to Canadian dollars, and references to “U.S. $” are to United States dollars, unless otherwise indicated.
The following table sets forth, for the periods indicated, certain information with respect to the rate of exchange for one U.S. dollar expressed in Canadian dollars:

	Five
	Months
	Ended
	May 31,	Year Ended December 31,
	2006	2005	2004	2003	2002	2001
Average rate for period(1)	1.1434	1.2116	1.3015	1.4015	1.5704	1.5484
Rate at end of period(2)	1.1028	1.1659	1.2036	1.2924	1.5796	1.5926

(1)	Represents the period average of the noon rates as reported by the Bank of Canada.

(2)	Represents the noon rates as reported by the Bank of Canada on the last trading day of the period.
On June 15, 2006, the noon rate of exchange as reported by the Bank of Canada for one U.S. dollar expressed in Canadian dollars was $1.1177.
i

FORWARD-LOOKING STATEMENTS
All statements in the Offer and Circular and the documents incorporated herein by reference, other than statements of historical fact, including statements regarding estimates of reserves, estimates of future production as well as other statements about anticipated future events or results are forward-looking statements. Forward-looking statements often, but not always, are identified by the use of words such as “seek”, “anticipate”, “believe”, “continue”, “plan”, “estimate”, “expect”, “target”, and “intend” and statements that an event or result “may”, “will”, “should”, “could” or “might” occur or be achieved and other similar expressions, or the negatives of such words or expressions. Forward-looking statements in this document and the documents incorporated herein by reference include, but are not limited to, statements about:
•	The future commercial success of Canadian Superior’s oil and natural gas exploration, development and production activities;
•	The stability of world-wide oil and natural gas prices;
•	Canadian Superior’s ability to make necessary capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future;
•	Competition with and among other oil and gas companies for the acquisition, exploration, production and development of oil and natural gas properties;
•	Canadian Superior’s oil and natural gas reserves;
•	Canadian Superior’s ability to obtain the required licenses and permits from governmental authorities for its exploration, development and production activities; and
•	Canadian Superior’s ability to successfully defend against pending or future litigation.
In addition, the combination of the Offeror with Canada Southern is subject to certain risks, including those set out in Section 15 of the Circular, “Risk Factors”. These factors are not intended to represent a complete list of the factors that could affect the Offeror and the combination of the Offeror and Canada Southern. Canada Southern may be subject to risks that are not applicable or material to the Offeror or Canadian Superior at the present time, but that may apply to the combined company. Risk factors relating to Canada Southern can be found in Canada Southern’s annual information form, dated March 22, 2006, which was filed with applicable Canadian provincial securities regulatory authorities and the SEC.
You are cautioned not to place undue reliance on the forward-looking information contained in the Offer and Circular or the documents incorporated herein by reference. Neither the Offeror nor Canadian Superior undertake any obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
ii

TABLE OF CONTENTS

CURRENCY AND EXCHANGE RATES	i
FORWARD-LOOKING STATEMENTS	ii
SUMMARY TERM SHEET	1
SUMMARY	5
GLOSSARY	11
OFFER TO PURCHASE	14
1. THE OFFER	14
2. TIME OF ACCEPTANCE	15
3. MANNER OF ACCEPTANCE	15
4. CONDITIONS OF THE OFFER	18
5. VARIATION OR EXTENSION OF THE OFFER	20
6. TAKE UP AND PAYMENT FOR DEPOSITED COMMON SHARES	22
7. WITHDRAWAL OF DEPOSITED COMMON SHARES	23
8. RETURN OF COMMON SHARES	24
9. CHANGES IN CAPITALIZATION, DIVIDENDS, DISTRIBUTIONS AND LIENS	25
10.SHAREHOLDER RIGHTS PLAN	25
11.MAIL SERVICE INTERRUPTION	27
12.NOTICE	27
13.ACQUISITION OF COMMON SHARES NOT DEPOSITED	27
14.MARKET PURCHASES AND SALES OF COMMON SHARES	29
15.OTHER TERMS	29
CIRCULAR	29
1. THE OFFEROR AND CANADIAN SUPERIOR	29
2. CANADA SOUTHERN	29
3. BACKGROUND TO AND REASONS FOR THE OFFER	29
4. PURPOSE OF THE OFFER AND PLANS FOR CANADA SOUTHERN	29
5. SELECTED UNAUDITED PRO FORMA CONSOLIDATED INFORMATION	29
6. OWNERSHIP OF, TRADING IN AND COMMITMENTS TO ACQUIRE SECURITIES OF CANADA SOUTHERN	29
7. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	29
8. SOURCE OF FUNDS	29
9. EFFECT OF THE OFFER ON MARKETS FOR THE COMMON SHARES AND STOCK EXCHANGE LISTINGS	29
10.MATERIAL CHANGES IN THE AFFAIRS OF CANADA SOUTHERN AND OTHER INFORMATION	29
11.ACCEPTANCE OF THE OFFER	29
12.REGULATORY MATTERS	29
13.CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	29
14.MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	29
15.RISK FACTORS	29
16.DEPOSITARY, U.S. FORWARDING AGENT, INFORMATION AGENT AND FINANCIAL ADVISOR	29
17.LEGAL MATTERS	29
18.STATUTORY RIGHTS	29
19.DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	29

iii

CONSENTS	29
APPROVAL AND CERTIFICATE	29
SCHEDULE 1 - INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND CANADIAN SUPERIOR	29
SCHEDULE 2 - CERTAIN UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	29

iv

SUMMARY TERM SHEET
     The following are some of the questions that you, as a Shareholder of Canada Southern, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer Documents. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in the Offer Documents. Therefore, we urge you to carefully read the Offer Documents in their entirety prior to making any decision regarding whether or not to tender your Common Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned in this summary term sheet. Unless otherwise defined in this summary term sheet, capitalized terms have the meanings assigned to them in the Glossary.
What is the Offer?
     Canadian Superior Energy Acquisitions Inc., a wholly-owned subsidiary of Canadian Superior Energy Inc., is offering to purchase all of the outstanding Common Shares of Canada Southern, at a purchase price of Cdn. $2.50 in cash and 2.75 Canadian Superior Shares per Common Share. The cash payable under the Offer will be denominated in Canadian dollars, however, Shareholders can elect to receive their cash consideration in United States dollars. See Section 1 of the Offer, “The Offer”, and Section 3 of the Offer, “Manner of Acceptance – Currency of Payment”.
Who is offering to purchase my Common Shares?
     Our name is Canadian Superior Energy Acquisitions Inc. We are a corporation organized under the laws of Alberta, Canada. We have not carried on any business prior to making the Offer. We are a direct, wholly-owned subsidiary of Canadian Superior Energy Inc., a corporation organized under the laws of Alberta. Canadian Superior is a crude oil and natural gas exploration and production company with its primary emphasis on the exploration for, and production of, crude oil and natural gas in western Canada, offshore Nova Scotia, and offshore Trinidad and Tobago. See “The Offeror and Canadian Superior” in Section 1 of the Circular.
What are the classes and amounts of Common Shares sought in the Offer?
     We are seeking to purchase all of the outstanding Common Shares of Canada Southern and the associated rights under Canada Southern’s shareholder rights plan. This includes Common Shares which become outstanding upon the exercise of options to acquire Common Shares.
What if I own options to acquire Common Shares?
     The Offer is made only for Common Shares and is not made for any options to acquire Common Shares or any other existing rights to acquire Common Shares. Any holder of options to acquire Common Shares or any other existing rights to acquire Common Shares who wishes to accept the Offer must, to the extent permitted, exercise such options and rights in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer. See “The Offer” in Section 1 of the Offer.
How many Common Shares are you seeking to purchase?
     We are offering to purchase all of the outstanding Common Shares.
Will I have to pay any fees or commissions in connection with the Offer?
     If you are the owner of record of your Common Shares and you tender your Common Shares in the Offer by depositing the Common Shares directly with the Depositary or the U.S. Forwarding Agent, you will not have to pay any brokerage or similar fees or commissions. However, if you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares on your behalf, your broker or nominee may charge you a fee for that service. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer” in Section 1 of the Offer.

Why are you making this Offer?
     We are making the Offer because we want to acquire some or all of the Common Shares and, if we acquire sufficient Common Shares to enable us to do so, to integrate the operations of Canada Southern with those of Canadian Superior. See “Background to and Reasons for the Offer” and “Purpose of the Offer and Plans for Canada Southern” in Sections 3 and 4 of the Circular.
How does the Offer compare to the Nosara Offer?
     The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to recent market prices, to maintain an interest in the business of Canada Southern and to acquire an interest in the operations of Canadian Superior. There is a relatively illiquid market for the Common Shares. Canadian Superior values the Offer at approximately U.S. $7.95, a premium of 67% over the closing price of the Common Shares on NASDAQ on the last trading day immediately preceding the announcement of the Nosara Offer, and a premium of 6% over the price offered under the Nosara Offer. See “Background to and Reasons for the Offer” in Section 3 of the Circular.
Do you have the cash resources to pay for the Common Shares?
     Yes. Funds are being borrowed from our banker, Canadian Western Bank, and third party financiers. See “Source of Funds” in Section 8 of the Circular.
How long do I have to decide whether to tender in the Offer?
     You have until the expiration date of the Offer to tender. The Offer is scheduled to expire at 3:00 p.m. (Mountain Daylight Time) on July 26, 2006, unless it is extended or withdrawn. See “Variation or Extension of the Offer” in Section 5 of the Offer.
Can the Offer be extended and under what circumstances?
     We can extend the Offer. If we extend the Offer, we will make a public announcement of the extension not later than 9:00 a.m. (Eastern time) on the next business day after the day on which the Offer was scheduled to expire. For more details on our ability to extend the Offer, see “Variation or Extension of the Offer” in Section 5 of the Offer.
What are the most significant conditions to the Offer?
     The Offer is subject to a number of important conditions, including:
1.	The Offeror shall have determined, in its reasonable judgment, that Canada Southern has not suffered or incurred any Material Adverse Effect.

2.	The Offeror shall have determined, in its reasonable judgment, that the Rights Plan does not and will not materially adversely affect the Offer.

3.	All government or regulatory approvals, permits or consents or waiting periods that are necessary or advisable to complete the Offer shall have been obtained, received or concluded or, in the case of waiting periods, expired or been terminated.
     The Offer is subject to certain other conditions as well. A more detailed discussion of the conditions to the consummation of the Offer can be found in “Conditions of the Offer” in Section 4 of the Offer.
How do I tender my Common Shares?
     You can accept the Offer by delivering to the Depositary or the U.S. Forwarding Agent before the expiration of the Offer (1) the certificate(s) representing the Common Shares in respect of which the Offer is being accepted, (2) a Letter of Transmittal, in the form accompanying the Offer and Circular, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal, and (3) all other documents required by the instructions set out in the Letter of Transmittal.

     If you cannot deliver all of the necessary documents to the Depositary or the U.S. Forwarding Agent in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.
     If you are a U.S. Shareholder, you may also accept the Offer pursuant to the procedures for book-entry delivery detailed in the Offer.
     See “Manner of Acceptance” in Section 3 of the Offer.
Until what time can I withdraw tendered Common Shares?
     You may withdraw all or a portion of your tendered Common Shares at any time before the scheduled expiration of the Offer. You may also withdraw any Common Shares that are tendered during the subsequent offering period, if there is one, before such Common Shares are taken up by us. You may also have additional time to withdraw your Common Shares if certain changes are made in the Offer. See Section 5 of the Offer, “Variation or Extension of the Offer”, and Section 7 of the Offer, “Withdrawal of Deposited Common Shares”.
How do I withdraw tendered Common Shares?
     To withdraw Common Shares that have been tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to either the Depositary or the U.S. Forwarding Agent, depending on with whom you originally deposited your Common Shares, while you still have the right to withdraw the Common Shares. See Section 7 of the Offer, “Withdrawal of Deposited Common Shares”.
When and how will I be paid for my tendered Common Shares?
     If all the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or, where permitted, waived by us, we will become obligated to take up all Common Shares validly deposited under the Offer (and not properly withdrawn) as soon as practicable, but in any event no later than ten days after the expiration of the Offer. We will be obligated to pay for the Common Shares taken up as soon as possible and in any event not later than the earlier of three Business Days after the taking up of the Common Shares and ten days after the expiration of the Offer. See Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”.
If I do not tender but the Offer is successful, what will happen to my Common Shares?
     If the conditions of the Offer are otherwise satisfied or waived and we take up and pay for the Common Shares validly deposited pursuant to the Offer, and it is practicable to do so, we intend to acquire any Common Shares not deposited:
1.	by Compulsory Acquisition, if at least 90% of the outstanding Common Shares are validly tendered pursuant to the Offer and not withdrawn; or

2.	by a Subsequent Acquisition Transaction on the same terms as such Common Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if we decide not to proceed with a Compulsory Acquisition.
    See “Acquisition of Shares Not Deposited” in Section 13 of the Offer.
Following the Offer, will Canada Southern continue as a public company?
     As a result of the acceptance of the Offer by holders of the Common Shares, it is possible that the Common Shares will no longer meet the minimum listing requirements of the TSX and NASDAQ. If we acquire sufficient Common Shares under the Offer to enable us to do so, we intend to delist the Common Shares from the TSX and NASDAQ. See Section 9 of the Circular, “Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings”.

Will I be able to trade the Canadian Superior Shares I receive?
     You will be able to trade the Canadian Superior Shares that you will receive under the Offer. Statutory exemptions allow such trading in Canada and upon our registration statement on Form F-10 becoming effective in the United States, non-affiliates of Canadian Superior will be able to trade their Canadian Superior Shares received under the Offer in the United States.
What is the market value of my Common Shares as of a recent date?
     On May 10, 2006, the last trading day prior to the announcement of the Nosara Offer, the last reported sale price of the Common Shares on the TSX was $5.35 per share and on NASDAQ was U.S. $4.75 per share. On June 15, 2006, the last trading day prior to the date of the Offer, the closing price of the Common Shares on the TSX was $9.90 per share and on NASDAQ was U.S. $8.90 per share. We encourage you to obtain recent quotations for Common Shares in deciding whether to tender your shares. See Section 2 of the Circular, “Canada Southern — Price Ranges and Trading Volumes of Common Shares”.
What are the material United States federal income tax consequences of tendering Common Shares?
     In general, a United States Shareholder who disposes of Common Shares pursuant to the Offer or pursuant to the transactions described in Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”, will recognize a gain or loss for United States federal income tax purposes to the extent that the aggregate of the cash and the fair market value of the Canadian Superior Shares exceeds (or is less than) such holder’s adjusted tax basis in the Common Shares disposed of. If the Common Shares sold constitute capital assets in the hands of the United States Shareholder, the gain or loss will be a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States Shareholder for more than one year and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. See Section 14 of the Circular, “Material United States Federal Income Tax Consequences”.
What are the Canadian federal income tax consequences of tendering Common Shares?
     Shareholders who are residents of Canada will generally realize a capital gain (or capital loss) to the extent that the aggregate of the cash and the fair market value of the Canadian Superior Shares received exceeds (or is less than) the total of the adjusted cost base of their Common Shares and their reasonable disposition expenses. A Subsequent Acquisition Transaction may give rise to either a taxable event or tax deferred exchange of Common Shares depending upon the form of the transaction and the consideration received. Non-residents of Canada will generally not be subject to tax in Canada in respect of the sale of their Common Shares, where the Common Shares do not constitute “taxable Canadian property” to such non-resident Shareholders. See Section 13 of the Circular, “Canadian Federal Income Tax Considerations”.
Who are the Depositary and U.S. Forwarding Agent under the Offer?
     Valiant Trust Company is acting as Depositary and The Bank of New York is acting as U.S. Forwarding Agent under the Offer. The Depositary and U.S. Forwarding Agent will be responsible for receiving certificates representing deposited Common Shares and accompanying Letters of Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Common Shares purchased by us under the terms of the Offer. See Section 16 of the Circular, “Depositary, U.S. Forwarding Agent and Information Agent”.
Who can I talk to if I have questions about the Offer?
     Questions and requests for assistance may be directed to Valiant Trust Company, the Depositary for the Offer, The Bank of New York, U.S. Forwarding Agent for the Offer, or Georgeson Shareholder, Information Agent for the Offer, at their respective telephone numbers and addresses shown on the last page of the Circular.

SUMMARY
     The following is only a summary of selected information contained in the Offer Documents. The information concerning Canada Southern contained in the Offer Documents has been taken from or is based upon publicly available documents or records on file with Securities Authorities and other public sources. Certain capitalized terms used in this summary are defined in the Glossary. Shareholders are urged to read the Offer Documents in their entirety.
The Offer
     The Offeror is offering, during the Offer Period and on the terms and subject to the conditions of the Offer, to purchase all of the issued and outstanding Common Shares, including the Common Shares which become outstanding upon exercise of options to acquire Common Shares, for Cdn. $2.50 cash and 2.75 Canadian Superior Shares per Common Share. The Offer is open for acceptance until 3:00 p.m. (Mountain Daylight Time) on July 26, 2006, subject to certain rights of extension and withdrawal. Based on publicly available information of Canada Southern, the Offeror believes there were 14,496,165 Common Shares and options to acquire 556,605 Common Shares issued and outstanding as of May 24, 2006.
     The Offer is made only for Common Shares and is not made for any options to acquire Common Shares or any other existing rights to acquire Common Shares (other than the Rights). Any holder of options to acquire Common Shares or any other existing rights to acquire Common Shares who wishes to accept the Offer must, to the extent permitted thereby, exercise such options and rights in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer.
     No fractional Canadian Superior Shares will be issued pursuant to the Offer. In the case where a Shareholder tenders Common Shares under the Offer and the number of Canadian Superior Shares to be issued to such Shareholder would result in a fraction of a Canadian Superior Share being issuable, the number of Canadian Superior Shares to be received by such Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) as described in Section 1 of the Offer.
     The cash payable under the Offer will be denominated in Canadian dollars. However, Shareholders can elect to receive their cash consideration in United States dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which the funds are provided to the Depositary to pay for the Common Shares purchased pursuant to the Offer.
     Canadian Superior has applied to the TSX and the AMEX to list the Canadian Superior Shares to be issued to Shareholders in connection with the Offer. Listing will be subject to Canadian Superior fulfilling all of the listing requirements of the TSX and the AMEX.
     The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
Competing Offer
     Pursuant to the Nosara Offer and subject to the terms and conditions thereof, Nosara has offered to purchase all the outstanding Common Shares for U.S. $7.50 cash. The Nosara Offer is open for acceptance until June 20, 2006 unless extended or withdrawn.
Manner and Time of Acceptance
     The Offer is open for acceptance until, but not later than, the Expiry Time.
     Shareholders wishing to accept the Offer must (i) deposit the certificates representing their Common Shares, together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, at the office of the Depositary or the U.S. Forwarding Agent specified in the Letter of

Transmittal at or prior to the Expiry Time, (ii) in the United States, follow the procedures for book-entry tender of Common Shares set forth in Section 3 of the Offer, “Manner of Acceptance”, or (iii) request such Shareholder’s broker, investment dealer, bank, trust company or other nominee to effect the transaction for such Shareholder. Instructions are contained in the Letter of Transmittal which accompanies this Offer and Circular. Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer. The offices of the Depositary and the U.S. Forwarding Agent will be open during normal business hours until the Expiry Time.
     Alternatively, a holder of Common Shares who wishes to deposit such Common Shares and whose certificates for such Common Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, may deposit such Common Shares by following the procedure for guaranteed delivery set forth in Section 3 of the Offer, “Manner of Acceptance”.
Conditions
     Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer unless all of the conditions set forth in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by the Offeror. The Offer is not conditional upon there being validly deposited under the Offer and not withdrawn any minimum number of the outstanding Common Shares. All of such conditions are for the exclusive benefit of the Offeror and may be waived by it, in whole or in part, at any time and from time to time, both before and after the Expiry Time without prejudice to any other rights that the Offeror may have. See Section 4 of the Offer, “Conditions of the Offer”.
The Offeror and Canadian Superior
     The Offeror is a corporation incorporated under the laws of Alberta and is a direct wholly-owned subsidiary of Canadian Superior. The Offeror has not carried on any business prior to making the Offer.
     Canadian Superior is a corporation incorporated under the laws of Alberta. Canadian Superior is a crude oil and natural gas exploration and production company with its primary emphasis on the exploration for, and production of, crude oil and natural gas in western Canada, offshore Nova Scotia, and offshore Trinidad and Tobago.
     See Section 1 of the Circular, “The Offeror and Canadian Superior”.
Canada Southern
     Canada Southern is a Calgary-based company engaged in oil and natural gas exploration and development. Canada Southern has interests in properties located in Alberta, British Columbia, Saskatchewan, the Yukon, the Northwest Territories, and Nunavut in Canada. See Section 2 of the Circular, “Canada Southern”.
Purpose of the Offer and Plans Regarding the Acquisition of Common Shares Not Deposited
     The purpose of the Offer is to enable the Offeror to acquire some or all of the Common Shares. If the Offeror acquires at least 90% of the Common Shares, the Offeror may acquire the remaining Common Shares pursuant to the compulsory acquisition procedures contained in Part 16 of the ABCA. If the Offeror acquires less than 90% of the Common Shares, but a sufficient number to enable it to do so, the Offeror currently intends to avail itself of such other corporate actions or proceedings as may be legally available, including a Subsequent Acquisition Transaction (as defined in Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”), to acquire the remaining Common Shares without the consent of the holders thereof. See Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”.

Reasons for the Offer
     The acquisition of Canada Southern is consistent with Canadian Superior’s strategy of acquiring “high impact” prospects with a view to creating long-term upside for its shareholders. In addition, Canada Southern’s existing production complements that of Canadian Superior in Western Canada. See Section 3 of the Circular, “Background to and Reasons for the Offer”.
Benefits to Canada Southern’s Shareholders
     The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to recent market prices and, through ownership of Canadian Superior Shares, to maintain an ongoing interest in the business of Canada Southern and to acquire an interest in the other operations of Canadian Superior. There is a relatively illiquid market for the Common Shares. As of the date hereof, Canadian Superior values the Offer at approximately U.S. $7.95, a premium of 67% to the closing price of the Common Shares on NASDAQ on the last trading day immediately preceding the announcement of the intention to make the Nosara Offer and a premium of 6% over the price offered under the Nosara Offer.
Payment for Deposited Common Shares
     If all the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or, where permitted, waived by the Offeror at the Expiry Time, the Offeror will become obligated to take up and pay for all Common Shares validly deposited under the Offer (and not properly withdrawn) not later than ten days after the Expiry Time. The Offeror will pay for the Common Shares so taken up as soon as possible, but in any event no later than the earlier of (a) the tenth day after the Expiry Time, and (b) the third Business Day after the taking up of such Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for within 10 days of such deposit. See Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”.
Canadian Federal Income Tax Considerations
     Shareholders should carefully read the information under “Canadian Federal Income Tax Considerations” in Section 13 of the Circular, which qualifies the information set forth below.
     Shareholders who are residents of Canada will generally realize a capital gain (or capital loss) to the extent that the aggregate of the cash and the fair market value of the Canadian Superior Shares received exceeds (or is less than) the total of the adjusted cost base of their Common Shares and their reasonable disposition expenses.
     A Subsequent Acquisition Transaction may give rise to either a taxable event or tax deferred exchange of Common Shares depending upon the form of the transaction and the consideration received.
     Non-residents of Canada will generally not be subject to tax in Canada in respect of the sale of their Common Shares, where the Common Shares do not constitute “taxable Canadian property” to such non-resident Shareholders.
     The foregoing is a brief summary of Canadian federal income tax consequences only. Shareholders are urged to read Section 13 of the Circular, “Canadian Federal Income Tax Considerations”, and consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a disposition of Common Shares pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction.
Material United States Federal Income Tax Consequences
     In general, a United States Shareholder (as defined herein) who disposes of Common Shares pursuant to the Offer or pursuant to the transactions described in Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”, will recognize a gain or loss for United States federal income tax purposes to the extent that the aggregate of the cash and the fair market value of the Canadian Superior Shares received exceeds (or is less than) such holder’s adjusted tax basis in the Common Shares disposed of. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States Shareholder for more than one year and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%.
     The foregoing is a brief summary of United States federal income tax consequences only. Shareholders are urged to read Section 14 of the Circular, “Material United States Federal Income Tax Consequences” and consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a disposition of Common Shares pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction.
Depositary and U.S. Forwarding Agent
     Valiant Trust Company is acting as Depositary under the Offer and The Bank of New York is acting as U.S. Forwarding Agent for the Offer. The Depositary and U.S. Forwarding Agent will receive deposits of Common Shares and accompanying Letters of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer, “Manner of Acceptance”) in lieu of the Letter of Transmittal) as well as Notices of Guaranteed Delivery at their respective addresses specified in the Letter of Transmittal and the Notice of Guaranteed Delivery. The Depositary will be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer.
     Shareholders should contact the Information Agent, the Depositary, the U.S. Forwarding Agent or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary or the U.S. Forwarding Agent.
     See Sections 2, 3 and 6 of the Offer, “Time of Acceptance”, “Manner of Acceptance” and “Take Up and Payment for Deposited Common Shares”, and Section 15 of the Circular, “Depositary, U.S. Forwarding Agent and Information Agent”.
Stock Exchange Listings
     The Common Shares are listed on the TSX and NASDAQ. See Section 2 of the Circular, “Canada Southern — Price Ranges and Trading Volumes of Common Shares”. As a result of the acceptance of the Offer by holders of the Common Shares, it is possible that the Common Shares will no longer meet the minimum listing requirements of the TSX and NASDAQ. If the Offeror acquires sufficient Common Shares under the Offer to enable it to do so, the Offeror intends to delist the Common Shares from the TSX and NASDAQ. See Section 9 of the Circular, “Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings”.
Risk Factors
     An investment in Canadian Superior Shares and the business combination with Canada Southern are subject to a high degree of risk. In assessing the Offer, Shareholders should carefully consider the risks described in Section 15 of the Circular, “Risk Factors”.

Pro Forma Consolidated Financial Information
     The following tables include a summary of (i) Canadian Superior’s consolidated financial information for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2006 and (ii) unaudited pro forma consolidated financial information for Canadian Superior for the three months ended March 31, 2006 and for the year ended December 31, 2005. The historical information for the years ended December 31, 2003, 2004 and 2005 has been derived from Canadian Superior’s audited consolidated financial statements. The historical information for the three months ended March 31, 2006 has been derived from Canadian Superior’s unaudited consolidated financial statements. The unaudited pro forma consolidated financial information of Canadian Superior has been derived from the unaudited comparative interim consolidated financial statements of Canadian Superior and Canada Southern for the three months ended March 31, 2006 and for the year ended December 31, 2005 and such other supplementary information as was available to the Offeror and considered necessary to give pro forma effect to the acquisition of Canada Southern by the Offeror.
     The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of Canadian Superior, the accompanying notes thereto and the compilation report of Meyers Norris Penny LLP thereon included as Schedule 2 to the Circular. The summary unaudited pro forma consolidated financial information for Canadian Superior gives effect to the proposed acquisition of Canada Southern as if it had occurred as at March 31, 2006 for the purpose of the pro forma consolidated balance sheet information, and as at January 1, 2005 for the purposes of the pro forma consolidated statements of income for the periods ended December 31, 2005 and March 31, 2006. In preparing the unaudited pro forma consolidated financial information, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in the future periods, had the events reflected therein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Canadian Superior and Canada Southern due to the limited publicly available information. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information. The unaudited pro forma consolidated financial information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial information of Canadian Superior and accompanying notes set forth in Schedule 2 to the Circular.
Canadian Superior Energy Inc.
Summary of financial information and pro forma financial information
(in thousands except per share amounts and ratios)

	Year Ended	Year Ended	Year Ended		Three months Ended
	December 31	December 31	December 31	December 31	March 31	March 31
	2003	2004	2005	2005	2006	2006
	as reported	as reported	as reported	Pro Forma	as reported	Pro Forma
	Canadian	Canadian	Canadian	Canadian	Canadian	Canadian
	Superior	Superior	Superior	Superior	Superior	Superior
Statement of Income Data

Sales	$32,313	$39,299	$55,223	$75,661	$13,613	$17,593
Net Income (loss)	(952)	(3,024)	3,056	2,126	(575)	(1,809)
Income (loss) per share — basic	(0.01)	(0.03)	0.03	0.01	—	(0.01)
- diluted	(0.01)	(0.03)	0.03	0.01	—	(0.01)

Ratio of earnings to fixed charges (1)	0.02	—	4.22	0.98	0.22	—

	Year Ended	Year Ended	Year Ended	Three months Ended
	December 31	December 31	December 31	March 31	March 31
	2003	2004	2005	2006	2006
	as reported	as reported	as reported	as reported	Pro Forma
	Canadian	Canadian	Canadian	Canadian	Canadian
	Superior	Superior	Superior	Superior	Superior
Balance Sheet Data

Cash and short term investments	$9,328	$1,725	$11,798	$19,891	$37,596
Accounts receivable	3,540	5,808	8,968	6,582	8,171
Nova Scotia offshore drilling deposit	10,000	—	—	—	—
Other assets	568	593	774	614	1,557
Nova Scotia offshore term deposits	13,839	14,169	14,421	14,421	14,421
Petroleum and natural gas properties	107,474	128,716	150,384	153,247	310,301

Total assets	$144,749	$151,011	$186,345	$194,755	$372,046

Current liabilities	$27,180	$21,506	$28,605	$14,644	$50,435
Convertible preferred shares	—	—	—	15,193	15,193
Asset retirement obligation	5,979	7,177	8,302	8,592	11,807
Future income tax	9,220	8,778	8,638	11,866	46,663

Total debt	42,379	37,461	45,545	50,295	124,098
Shareholders equity	102,370	113,550	140,800	144,460	247,948

Total liabilities and shareholders equity	$144,749	$151,011	$186,345	$194,755	$372,046

Common shares outstanding	96,101	109,806	119,135	121,108	162,503
Book value per share	$1.07	$1.03	$1.18	$1.19	$1.53

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before provision for income and resource taxes and minority interest plus fixed charges less interest capitalized and minority interest ‘in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized plus amortization of debt discount. For the fiscal year ended December 31, 2004 and the pro forma three months ended March 31, 2006, earnings from continuing operations before provision for income and resource taxes and minority interest plus fixed charges less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges were insufficient to cover fixed charges by $3,182 and $1,283, respectively.

GLOSSARY
     In the Offer Documents, the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Offer Documents:
“ABCA” means the Business Corporations Act (Alberta), as amended;
“AMEX” means the American Stock Exchange;
“affiliate” has the meaning ascribed thereto in the ABCA, as amended, except as otherwise provided herein;
“associate” has the meaning ascribed thereto in the Securities Act (Alberta), as amended, except as otherwise provided herein;
“BOE” means barrel of oil equivalent of natural gas and crude oil on the basis of one barrel of crude oil for six thousand cubic feet of natural gas (this conversion factor is not based on either energy content or current prices);
“Book-Entry Confirmation” has the meaning ascribed thereto under Section 3 of the Offer, “Manner of Acceptance”;
“Book-Entry Transfer Facility” has the meaning ascribed thereto under Section 3 of the Offer, “Manner of Acceptance”;
“Business Day” means any day, excepting Saturdays, Sundays or statutory or civic holidays in Toronto, Ontario, or New York, New York;
“Canada Southern” means Canada Southern Petroleum Ltd., a corporation incorporated under the laws of Alberta;
“Canadian Superior” means Canadian Superior Energy Inc., a corporation incorporated under the laws of Alberta;
“Canadian Superior Share” means a common share in the capital of Canadian Superior;
“Circular” means the take-over bid circular accompanying the Offer and forming part hereof;
“Common Shares” means the common shares in the capital of Canada Southern issued and outstanding at any time during the Offer Period and include, for the purposes of the Offer, the associated Rights;
“Competition Act” means the Competition Act (Canada), as amended;
“Compulsory Acquisition” has the meaning ascribed thereto under Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”;
“Depositary” means Valiant Trust Company, at its office specified in the Letter of Transmittal;
“diluted basis” means with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding options and any other rights to acquire Common Shares are exercised;
“Eligible Institution” means a Canadian schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (“STAMP”), a member of the Stock Exchange Medallion Program (“SEMP”) or a member of the New York Stock Exchange Inc. Medallion Signature Program (“MSP”), where the members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States or any other “eligible guarantor institution” as defined in Rule 17Ad-15 under the Exchange Act;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Expiry Date” means July 26, 2006, unless the Offer is extended (pursuant to Section 5 of the Offer, “Variation or Extension of the Offer”), in which event the Expiry Date shall mean the latest date on which the Offer as so extended expires;
“Expiry Time” means the Initial Expiry Time, unless the Offer is extended (pursuant to Section 5 of the Offer, “Variation or Extension of the Offer”), in which case the Expiry Time shall mean the latest time on which the Offer as so extended expires;
“Information Agent” means, Georgeson Shareholder;
“Initial Expiry Time” means 3:00 p.m. (Mountain Daylight Time) on July 26, 2006;
“Letter of Transmittal” means, in respect of the Common Shares, a letter of transmittal accepting the Offer in the form accompanying the Offer and Circular;
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect (whether or not (a) foreseeable or known as of the date of the Offer, or (b) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or, in the Offeror’s sole judgment, acting reasonably, could or may be or become (whether or not such result, occurrence, fact, change, event or effect has, during the period or at the time in question, manifested itself in Canada Southern’s historical financial statements) materially adverse to Canada Southern’s historical or near-term or long-term projected (i) business, (ii) operations, licenses, permits, rights or privileges, (iii) assets, (iv) liabilities, (v) financial condition, (vi) results of operations, (vii) prospects or (viii) capitalization, in each case, of Canada Southern and its subsidiaries taken as a whole;
“misrepresentation” shall have the meaning ascribed thereto under the Securities Act (Alberta);
“MMCF” means million cubic feet;
“NASDAQ” means The NASDAQ Capital Market;
“Nosara” means Nosara Holdings Ltd., a corporation incorporated under the laws of Alberta;
“Nosara Offer” means the offer of Nosara to purchase all of the outstanding Common Shares made May 15, 2006;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer and Circular;
“Offer” means the offer to purchase all of the outstanding Common Shares made hereby to Shareholders, the terms and conditions of which are set forth in the Offer Documents;
“Offer Documents” means, collectively, the Offer, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;
“Offer Period” means the period commencing on June 19, 2006 and ending at the Expiry Time;
“Offer Price” means Cdn. $2.50 cash and 2.75 Canadian Superior Shares per Common Share, or such greater amount as the Offeror may specify as the purchase price per Common Share under the Offer pursuant to Section 5 of the Offer, “Variation or Extension of the Offer”;
“Offeror” means Canadian Superior Energy Acquisitions Inc., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Superior;
“person” means an individual, body corporate, partnership, syndicate, trust or other form of unincorporated association;
“Rights” means the rights issued or issuable pursuant to the Rights Plan;

“Rights Plan” means the shareholder rights plan of Canada Southern;
“SEC” means the United States Securities and Exchange Commission;
“Securities Authorities” means the TSX, NASDAQ and the securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;
“Shareholders” means holders of Common Shares, and “Shareholder” means any one of them;
“Subsequent Acquisition Transaction” has the meanings ascribed thereto under Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”;
“subsidiary” has the meaning contemplated by the ABCA;
“TSX” means the Toronto Stock Exchange;
“U.S.” or “United States” means the United States of America, its territories, its possessions or other areas subject to its jurisdiction; and
“U.S. Forwarding Agent” means The Bank of New York.

OFFER TO PURCHASE

TO:	HOLDERS OF COMMON SHARES OF CANADA SOUTHERN
1. THE OFFER
     The Offeror hereby offers to purchase, during the Offer Period, on and subject to the terms and conditions hereinafter specified, all of the issued and outstanding Common Shares, including the Common Shares which become outstanding upon the exercise of options to acquire Common Shares, for Cdn. $2.50 cash and 2.75 Canadian Superior Shares per Common Share. Based on publicly available information, the Offeror believes there were 14,496,165 Common Shares and options to acquire 556,605 Common Shares issued and outstanding as of May 24, 2006.
     The Offer is made only for Common Shares and is not made for any options to acquire Common Shares or any other existing rights (other than the Rights) to acquire Common Shares. Any holder of options to acquire Common Shares or any other existing rights (other than the Rights) to acquire Common Shares who wishes to accept the Offer must, to the extent permitted thereby, exercise such options and rights in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer.
     The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to various conditions. See Section 4 of the Offer, “Conditions of the Offer”. If such conditions are met or waived, the Offeror will take up and pay for the Common Shares duly deposited and not withdrawn under the Offer in accordance with the terms of the Offer.
     The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in their sole discretion, take such action as they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
     The Offer is open for acceptance until 3:00 p.m. (Mountain Daylight Time) on July 26, 2006, subject to certain rights of extension and withdrawal. See Sections 5 and 7 of the Offer, “Variation or Extension of the Offer” and “Withdrawal of Deposited Common Shares”.
     No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or the U.S. Forwarding Agent to accept the Offer. See “Depositary, U.S. Forwarding Agent and Information Agent” in Section 15 of the Circular.
     No fractional Canadian Superior Shares will be issued pursuant to the Offer. In the case where a Shareholder tenders Common Shares under the Offer and the number of Canadian Superior Shares to be issued to such Shareholder would result in a fraction of a Canadian Superior Share being issuable, the number of Canadian Superior Shares to be received by such Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5).
     The cash payable under the Offer will be denominated in Canadian dollars. However, Shareholders can elect to receive their cash consideration in United States dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which the funds are provided to the Depositary to pay for the Common Shares purchased pursuant to the Offer.
     Canadian Superior has applied to the TSX and AMEX to list the Canadian Superior Shares to be issued to Shareholders in connection with the Offer. Listing will be subject to Canadian Superior fulfilling all of the listing requirements of the TSX and the AMEX.
     The Offer Documents collectively comprise, are incorporated into and form part of, the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.

     The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of the Offer and contain important information which should be read carefully before making a decision with respect to the Offer.
2. TIME OF ACCEPTANCE
     The Offer is open for acceptance until, but not later than, 3:00 p.m. (Mountain Daylight Time) on July 26, 2006, or until such time and date to which the Offer may be extended by the Offeror at its discretion unless withdrawn by the Offeror.
3. MANNER OF ACCEPTANCE
Letter of Transmittal
     In order for a Shareholder to validly tender Common Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary or the U.S. Forwarding Agent at or prior to the Expiry Time at one of its addresses set forth on the back cover of the Offer and Circular. In addition, at or prior to the Expiry Time, either (i) the certificates evidencing deposited Common Shares must be received by the Depositary at such address, (ii) such Common Shares must be tendered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery by book-entry transfer (a “Book-Entry Confirmation”) (including an Agent’s Message if the Shareholder has not delivered a Letter of Transmittal) must be received by the Depositary, or (iii) the Shareholder must comply with the guaranteed delivery procedures set forth below.
     The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (the “Book-Entry Transfer Facility”) and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.
Book-Entry Delivery
     Shareholders may validly deposit Common Shares pursuant to the Offer in the United States by following the procedures for book-entry delivery. The Depositary will establish accounts with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two Business Days after the date of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Common Shares may be effected through book-entry at the Book-Entry Transfer Facility, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or an Agent’s Message in lieu of the Letter of Transmittal) and any other required documents, must, in any case, be received by the Depositary prior to the Expiry Time at one of its addresses set forth on the back cover of the Offer and Circular. Alternatively, a Shareholder may comply with the guaranteed delivery procedure described below.
     Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.
     The method of delivery of certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the sole election and risk of the Shareholder. Delivery will be deemed made only when such items are actually received by the Depositary. If delivery is by mail, it is recommended that Shareholders use properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery to the Depositary.

Signature Guarantees
     Except as otherwise provided in the instructions to the Letter of Transmittal, all signature(s) on a Letter of Transmittal and on certificates representing Common Shares and, if necessary, on the Notice of Guaranteed Delivery, must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered owner(s) of the Common Shares deposited therewith, and in certain other circumstances as set forth in the Letter of Transmittal, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered owner(s), with the signature(s) on the endorsement panel or securities transfer power of attorney guaranteed by an Eligible Institution.
Procedures for Guaranteed Delivery
     If a Shareholder wishes to deposit Common Shares pursuant to the Offer and: (i) the certificates representing such Common Shares are not immediately available; (ii) such Shareholder cannot deliver the certificates and all other required documents to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time; or (iii) the procedures for book-entry transfer cannot be completed prior to the Expiry Time, such Common Shares may nevertheless be deposited pursuant to the Offer provided that all of the following conditions are met:
(a)	such deposit is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery, or a manually signed facsimile thereof (including a guarantee by an Eligible Institution), is received by the Depositary at its Calgary office set forth in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

(c)	the certificate(s) (or a Book-Entry Confirmation) representing deposited Common Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal relating to the Common Shares, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and all other documents required by the Letter of Transmittal are received by the Depositary at its Calgary office set forth in the Notice of Guaranteed Delivery on or before 3:00 p.m. (Mountain Daylight Time) on the third trading day on the TSX after the Expiry Date.
     The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mailed to the Depositary so as to be received by the Depositary at its office in Calgary, Alberta no later than the Expiry Time.
Currency of Payment
     The cash payable under the Offer will be denominated in Canadian dollars. However, Shareholders can elect to receive their cash consideration in United States dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for Common Shares purchased pursuant to the Offer. If a Shareholder wishes to receive the cash payable under the Offer in United States dollars, the box titled “Currency of Payment” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery must be completed. Otherwise, the cash payment will be made in Canadian dollars.
General
     Payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of (i) certificates representing tendered Common Shares (or a Book-Entry Confirmation of such Common Shares into the Book-Entry Transfer Facility), (ii) a properly completed and executed Letter of Transmittal (or an Agent’s Message in connection with a book-entry transfer), and (iii) any other required documents specified in the instructions to the Letter of Transmittal.
     Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares to the Offer.

     The execution of a Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer of Common Shares by a Shareholder irrevocably constitutes and appoints certain officers of the Offeror and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of such Shareholder with respect to the Common Shares deposited which are taken up and paid for under the Offer (the “Purchased Shares”) and with respect to any and all dividends, distributions, payments, securities, rights, assets or other interests declared, paid, issued, distributed, made or transferred on or in respect of the Purchased Shares on or after the date of the Offer (collectively, the “Other Securities”).
     This irrevocable appointment shall be effective on and after the date that the Offeror takes up and pays for the Purchased Shares (the “Effective Date”) and shall provide such officers and any other person so designated with full power of substitution, in the name of and on behalf of such Shareholder (such power of attorney being deemed to be an irrevocable power coupled with an interest): (i) to register or record, transfer and enter the transfer of Purchased Shares and any Other Securities on the appropriate register of holders maintained by Canada Southern; and (ii) except as otherwise may be agreed, to exercise any and all of the rights of the holder of the Purchased Shares and/or any Other Securities, including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Shares and Other Securities, revoke any such instrument, authorization, or consent given prior to, on or after the Effective Date, designate in any such instruments of proxy any person or persons as the proxy or the proxy nominee or nominees of such Shareholders in respect of such Purchased Shares and/or Other Securities for all purposes, including, without limitation, in connection with any meeting (whether annual, special or otherwise and any adjournment or adjournments thereof) of holders of securities of Canada Southern, and execute, endorse and negotiate, for and in the name of and on behalf of the registered holder of Purchased Shares and/or Other Securities, any and all cheques or other instruments respecting any distribution payable to or to the order of such holder in respect of such Purchased Shares and/or Other Securities. Furthermore, a holder of Purchased Shares and/or Other Securities who executes a Letter of Transmittal or on whose behalf an Agent’s Message is sent, agrees, effective on and after the Effective Date, not to vote any of the Purchased Shares and/or Other Securities at any meeting (whether annual, special or otherwise and any adjournments) of holders of securities of Canada Southern and not to exercise any or all of the other rights or privileges attached to the Purchased Shares and/or Other Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of the Purchased Shares and/or Other Securities and to designate in any such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares and/or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Shares and/or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto. A holder of Purchased Shares and/or Other Securities who executes a Letter of Transmittal or on whose behalf an Agent’s Message is sent, covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares and/or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of the holder and shall survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of the holder.
     The deposit of Common Shares pursuant to the procedures set forth in this Offer will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder’s representation and warranty that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Common Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of the Common Shares to any other person; (ii) such Shareholder owns all of the Common Shares (and any Other Securities) being deposited within the meaning of applicable securities laws; (iii) the deposit of such Common Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Common Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and equities whatsoever.
     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares and accompanying documents deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which the Offeror determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defect or irregularity in any deposit of any Common Shares and accompanying documents. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent or any other person to give notice of any defect or irregularity in any deposit, and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery) shall be final and binding. The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.
4. CONDITIONS OF THE OFFER
     Notwithstanding any other provision of the Offer, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for any Common Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:
(a)	the Offeror shall have determined, in its reasonable judgment, that all requisite regulatory approvals, orders, notices, consents and expiries of waiting periods (including, without limitation, those of any Securities Authorities) shall have been obtained or occurred on terms and conditions satisfactory to the Offeror in its sole discretion, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated and no objection or opposition shall have been filed, initiated or made by any governmental agency or regulatory authority during any applicable statutory or regulatory period which shall not have been withdrawn, defeated or overcome;

(b)	the Offeror shall have determined in its reasonable judgment that:
(i)	no act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and

(ii)	no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Canada Southern carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgment of the Offeror, acting reasonably:
(A)	has the effect or may have the effect of cease trading the Common Shares, or enjoining, prohibiting or imposing material limitations, damages or conditions on the Offer, or the purchase by, or the sale to, the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares; or

(B)	would be expected to have a Material Adverse Effect on the ability to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;
(c)	the Offeror shall have determined in its reasonable judgment that there does not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Common Shares under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction in respect of any Common Shares not acquired under the Offer;

(d)	the Offeror shall have determined in its reasonable judgment that Canada Southern has not suffered or incurred any Material Adverse Effect and that no result, occurrence, fact, change, event or effect has occurred which, individually or in the aggregate, could be expected to cause Canada Southern to suffer or incur a Material Adverse Effect;

(e)	the Offeror shall have determined in its reasonable judgment that neither Canada Southern nor any of its affiliates or associates has taken or proposed to take any action, or publicly disclosed that it intends to take any action, and the Offeror shall not have otherwise learned of any previous action taken by Canada Southern or any of its affiliates or associates or any material fact which had not been publicly disclosed, which, in the sole judgment of the Offeror, acting reasonably, might make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for all of the Common Shares under the Offer or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction, or that would be materially adverse to the business of Canada Southern or its subsidiaries taken as a whole or to the value of the Common Shares to the Offeror; including, without limiting the generality of the foregoing, any action with respect to any agreement, proposal, offer or understanding relating to any material sale, disposition or other dealing with any of the assets or contracts (including operatorships) of Canada Southern or any of its subsidiaries (other than any such sale, disposition or other dealing between Canada Southern and any wholly-owned subsidiary of Canada Southern), any issue of shares (other than in connection with the exercise of options outstanding on the date hereof), options or other securities of Canada Southern to any person other than a wholly-owned subsidiary of Canada Southern, the declaration or payment of dividends or other distributions or payments, any material acquisition from a third party of assets or securities by Canada Southern or any of its subsidiaries, any take-over bid (other than the Offer), amalgamation, statutory arrangement, capital reorganization, merger, business combination or similar transaction involving Canada Southern or any of its subsidiaries, any material capital expenditure by Canada Southern or any of its subsidiaries not in the ordinary course of business, any change of a material nature to the compensation paid by Canada Southern or its subsidiaries to their directors, officers or employees, or any action with respect to any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements;
(f)	the Offeror shall have determined in its reasonable judgment that there shall not have occurred any actual or threatened change of any nature whatsoever (including any proposal by the Minister of Finance (Canada) to amend the Income Tax Act (Canada), as amended, or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror, acting reasonably, directly or indirectly, has or may have material adverse significance with respect to the business or operations of Canada Southern or its subsidiaries taken as a whole, or with respect to the regulatory regime applicable to their businesses and operations or with respect to completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(g)	the Offeror shall have determined in its reasonable judgment that no covenant, term or condition exists in any instrument or agreement to which Canada Southern or any of its subsidiaries is a party or to which they or any of their assets are subject (including, but not limited to, any default that might ensue as a result of the Offeror taking-up and paying for Common Shares deposited under the Offer) which might make it inadvisable for the Offeror to proceed with the Offer or to take up and pay for Common Shares deposited under the Offer;

(h)	the Offeror shall have determined in its reasonable judgment that there shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States or Canadian national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Canada, (iv) any limitation (whether or not mandatory) by any United States or Canadian governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (v) in the case of any of the foregoing existing as of the date of the Offer, a material acceleration or worsening thereof;

(i)	the Offeror shall have determined in its reasonable judgment that no material right, franchise or licence of Canada Southern or of any of its subsidiaries has been impaired (or threatened to be impaired) or adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking-up and paying for Common Shares deposited under the Offer or otherwise, and no other change or event has occurred which might make it inadvisable for the Offeror to proceed with the Offer or with taking-up and paying for Common Shares deposited thereunder;

(j)	the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Canada Southern with any securities commission or similar securities regulatory authority or other governmental regulatory authority in any of the provinces or territories of Canada or with the SEC, including, without limitation, any annual information form, financial statements, material change report, press release or management proxy circular or in any documents so filed or released by Canada Southern to the public which, in the reasonable judgment of the Offeror, has or may have a Material Adverse Effect on Canada Southern or which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would or could have a Material Adverse Effect on the Offeror, Canadian Superior or Canada Southern; and

(k)	with respect to the Rights Plan: (i) the board of directors of Canada Southern shall have redeemed all outstanding Rights or waived the application of the Rights Plan to the purchase of Common Shares by the Offeror under the Offer, a Compulsory Acquisition and a Subsequent Acquisition Transaction; or (ii) the Offeror shall have determined in its reasonable judgment that the Rights Plan does not and will not materially adversely affect the Offer or have a Material Adverse Effect on the Offeror either before, or upon consummation of, the Offer, a Compulsory Acquisition or a subsequent Acquisition Transaction; or (iii) a cease trading order or an injunction shall have been issued by the applicable regulatory authorities that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Common Shares upon the exercise of the Rights in relation to the Offer, a Compulsory Acquisition and a Subsequent Acquisition Transaction, which cease trading order or injunction shall be in full force and effect; or (iv) a court of competent jurisdiction shall have made a final and non-appealable order that the Rights are illegal, invalid, of no force or effect or may not be exercised in relation to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.
     The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, both before and after the Expiry Time, regardless of the circumstances giving rise to such assertion (including the action or inaction of the Offeror). In addition, the Offeror may, in its sole discretion, waive or vary any term or condition of the Offer, in whole or in part at any time and from time both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have.
     The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to be a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section 4 will be final and binding upon all parties by the Offeror.
     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Calgary, Alberta. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 12 of the Offer, “Notice”, and shall provide a copy of the aforementioned notice to the TSX and NASDAQ. If the Offer is withdrawn, the Offeror shall not be obligated to take up and pay for any of the Common Shares deposited under such Offer and all certificates for deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents will promptly be returned at the Offeror’s expense to the parties by whom they were deposited.
5. VARIATION OR EXTENSION OF THE OFFER
     The Offer is open for acceptance until, but not after, the Expiry Time unless withdrawn or extended. The Offeror may, in its sole discretion, at any time and from time to time during the Offer Period (or otherwise as permitted by applicable law), vary the terms and conditions of the Offer (which variation may include an extension of the Expiry Time).

     If any of the conditions of the Offer set forth in Section 4 of the Offer, “Conditions of the Offer”, have not been satisfied or waived at the Expiry Time, the Offer will expire at the Initial Expiry Time, except that the Offer may be extended at the sole discretion of the Offeror.
     Subject to the foregoing, the Offeror reserves the right, in its sole discretion, at any time and from time to time prior to or at the Expiry Time (or otherwise as permitted by applicable law), to extend the Offer by fixing a new Expiry Date or to vary the terms of the Offer, in each case by giving written notice or other communication confirmed in writing of such extension or variation to the Depositary at its principal office in Calgary, Alberta. The Offeror, forthwith after giving any such notice or communication, shall make a public announcement of the extension or variation, shall cause the Depositary as soon as practicable thereafter to provide a copy of such notice or communication in the manner set forth in Section 12 of the Offer, “Notice”, to all Shareholders whose Common Shares have not been taken up at the date of the extension or variation and shall provide a copy of the aforementioned notice to the TSX and NASDAQ. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Calgary, Alberta.
     Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, excluding those waived by the Offeror, have been fulfilled or complied with unless the Offeror first takes up all Common Shares then deposited under the Offer and not withdrawn.
     Pursuant to Rule 14d-11 under the Exchange Act, the Offeror, subject to certain conditions, may elect to make available a subsequent offering period by extending the Offer on one occasion for a period of at least three Business Days and not to exceed 20 Business Days (the “Subsequent Offering Period”). If a Subsequent Offering Period is commenced, the Offeror is required by U.S. federal securities laws to immediately purchase and promptly pay for any Common Shares tendered at the same per share price paid in the Offer. Under applicable Canadian laws, a Subsequent Offer Period must be for at least 10 calendar days, and during the first 10 days of any such extension, Shareholders have withdrawal rights. To comply with the applicable laws of Canada and the United States, if the Offeror elects to make a Subsequent Offering Period available, the Subsequent Offering Period will be for at least 10 calendar days, and the Offeror will immediately accept for payment all tenders of Common Shares made during the Subsequent Offering Period. Shareholders tendering their Common Shares during the first 10 calendar days of the Subsequent Offering Period may withdraw those Common Shares during such 10 calendar day period provided such Common Shares have not been taken up by the Offeror. No withdrawal rights will apply during the Subsequent Offering Period with respect to Common Shares deposited under the Offer which have been taken up at the date the notice of the Subsequent Offering Period is given or with respect to Common Shares deposited during the Subsequent Offering Period which have subsequently been taken up.
     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement shall be issued no later than 9:00 a.m. (Eastern time), on the next Business Day after the previously scheduled Expiry Date. Subject to applicable U.S. federal securities laws (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Shareholders in a manner reasonably designed to inform them of such changes) and applicable Canadian securities laws and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or similar announcement.
     Where the terms of the Offer are varied (including a variation consisting solely of a waiver of a condition), the Offer Period will not end before ten days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, if prior to the Expiry Time, the Offeror changes the consideration offered pursuant to the Offer, reduces the percentage of the Common Shares sought or increases or decreases a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth Business Day from the date of such notice or change or variation is first published, mailed or given to Shareholders, the Offer will be extended at least until the expiration of such tenth Business Day.
     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(b), 14d-6(c) and 14e-1 under the Exchange Act or other applicable laws. Under applicable Canadian securities laws, if at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a holder of the Common Shares that are the subject of the Offer to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Calgary, Alberta, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 12 of the Offer, “Notice”, to all holders of such Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX and NASDAQ. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta.
     During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to Section 7 of the Offer, “Withdrawal of Deposited Common Shares”. An extension of the Deposit Period, a variation of the Offer or a change in information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer, “Conditions of the Offer”.
     If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing holders of the Common Shares whose Common Shares are taken up under the Offer without regard to the time at which such Common Shares are taken up by the Offeror.
6. TAKE UP AND PAYMENT FOR DEPOSITED COMMON SHARES
     Upon the terms and subject to the conditions of the Offer, the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 7 of the Offer as soon as practicable, but in any event not later than ten days after the Expiry Time. The Offeror is obligated to pay for Common Shares that it has taken up as soon as possible, and in any event not later than the earlier of three Business Days after the taking up of the Common Shares and ten days after the Expiry Time. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for not later than ten days after such deposit.
     Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or waived by the Offeror, in whole or in part, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless the Offeror simultaneously takes up and pays for all Common Shares then validly deposited under the Offer. The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its principal office in Calgary, Alberta of its acceptance for payment of such Common Shares pursuant to the Offer.
     The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) (and certificates for Canadian Superior Shares) for delivery to Shareholders who have tendered and not withdrawn their Common Shares under the Offer.
     Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment.
     The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Shareholders who have deposited and not withdrawn their Common Shares pursuant to the Offer.

     Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds (or, at the election of the Shareholder, in U.S. funds based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary) and a certificate for the Canadian Superior Shares to which a person depositing Common Shares is entitled. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the cheque and certificate will be issued in the name of the registered holder of the Common Shares deposited. Unless the person depositing the Common Shares instructs the Depositary to hold the cheque and certificate for pick-up by checking the appropriate box in the Letter of Transmittal, cheques and certificates will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal. If no address is specified, cheques and certificates will be forwarded to the address of the Shareholder as shown on the registers of securityholders maintained by Canada Southern. Cheques and certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.
     Under the “backup withholding” provisions of U.S. federal income tax laws, the Depositary may be required to withhold 28% of the amount of payments made pursuant to the Offer. In order to prevent backup U.S. federal income tax withholding with respect to payments of cash pursuant to the Offer, a United States holder surrendering Common Shares in the Offer must, unless an exemption applies, provide the Depositary with such United States holder’s correct taxpayer identification number (the “TIN”) on a Form W-9 or Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such United States holder is not subject to backup withholding. If a United States holder does not provide a correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such United States holder and payments of cash pursuant to the Offer may be subject to backup withholding. All United States holders surrendering Common Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Offeror and the Depositary). Certain persons are not subject to backup withholding. Noncorporate non-United States holders holding Common Shares in the United States should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding.
     Depositing Shareholders will not be obligated to pay any brokerage fees or commissions if they accept the Offer by depositing their Common Shares directly with the Depositary or the U.S. Forwarding Agent. See “Depositary, U.S. Forwarding Agent and Information Agent” in Section 15 of the Circular.
7. WITHDRAWAL OF DEPOSITED COMMON SHARES
     Except as otherwise stated in this Section 7 of the Offer, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:
(a)	at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

(b)	at any time before the expiration of ten days from the date upon which either:
(i)	a notice of change relating to a change which has occurred in the information contained in the Offer or the Circular, each as may be amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation in the terms of the Offer consisting solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for a period greater than ten days or a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer);

is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or
(c)	if the Common Shares have not been paid for by the Offeror within three Business Days after having been taken up.
     If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 7(b) above are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares that are subject to the rights of withdrawal.
     Withdrawals of Common Shares deposited to the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary or the U.S. Forwarding Agent at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (a) be made by a method, including a manually signed facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent with a written or printed copy; (b) be signed by the person who signed the Letter of Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares that are to be withdrawn; and (c) specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary or the U.S. Forwarding Agent of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary or the U.S. Forwarding Agent, or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice. If Common Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.
     Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.
     If the Offeror is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 7 or pursuant to applicable laws.
     In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 18 of the Circular, “Statutory Rights”.
     All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.
8. RETURN OF COMMON SHARES
     If any deposited Common Shares are not taken up and paid for by the Offeror under the Offer for any reason whatsoever, or if certificates are submitted by a Shareholder for more Common Shares than are deposited, certificates for Common Shares not purchased or deposited will be returned at the Offeror’s expense by either sending new certificates representing Common Shares not purchased or returning the deposited certificates (and other relevant documents). The certificates and other relevant documents will be forwarded by first class insured mail in the name of and to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such name or address is so specified, then in such name and to such address of such Shareholder as shown on the registers maintained by Canada Southern, as soon as practicable following the Expiry Time or withdrawal or termination of the Offer. In the case of Common Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, such Common Shares will be credited to an account maintained with the Book-Entry Transfer Facility.
9. CHANGES IN CAPITALIZATION, DIVIDENDS, DISTRIBUTIONS AND LIENS
     If, on or after the date of the Offer, Canada Southern should subdivide or consolidate the Common Shares or otherwise change any of the Common Shares or its capitalization, or shall disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion, and without prejudice to its rights under Section 4 of the Offer, “Conditions of the Offer”, make such adjustments as it considers appropriate to the terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amounts payable therefor) to reflect any such subdivision, consolidation or other change.
     Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the Common Shares on or after the date of the Offer. If Canada Southern should declare or pay or make any dividend, or make any other distribution on or issue any rights with respect to any of the Common Shares which is or are payable or distributable to the Shareholders of record on a record date which is prior to the date of transfer of Common Shares into the name of the Offeror or its nominee or transferee on Canada Southern’s share register, then the whole of any such dividend, distribution or right shall be received and held by the depositing Shareholder for the account of the Offeror and shall be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution or right, and may withhold the cheques payable by the Offeror pursuant to the Offer or reduce the amount of cash payable in respect of the amount or value thereof, as determined by the Offeror in its sole discretion.
10. SHAREHOLDER RIGHTS PLAN
     The following is only a summary of the material provisions of the shareholder rights plan (“Rights Plan”) of Canada Southern and is qualified in its entirety by the provisions of the shareholders rights plan agreement (“Rights Plan Agreement”) between Canada Southern and American Stock Transfer & Trust Company, as rights agent, dated May 24, 2006. The Rights Plan was adopted by the board of directors of Canada Southern on May 24, 2006 in response to the Nosara Offer. In this Section 10, capitalized terms not otherwise defined have the meaning ascribed to them in the Rights Plan Agreement.
     The Rights issued under the Rights Plan will attach to and trade with the Common Shares and no separate certificates will be issued unless an event triggering these Rights occurs. Certificates evidencing Common Shares will be legended to reflect that they evidence the Rights until the Separation Time. The Rights will separate from the Common Shares and be transferable, trade separately from the Common Shares and become exercisable only when a person, including any party acting jointly or in concert with such person, acquires or announces its intention to acquire, beneficial ownership of 20% or more of the then outstanding Common Shares without complying with the “permitted bid” provisions of the plan (as summarized below), or without the approval of the board of directors of Canada Southern. Should such an acquisition or announcement occur, each Right would entitle its holder, other than the acquiring person or persons related to or acting jointly or in concert with such person, to purchase additional Common Shares at a 50% discount to the then current market price. The acquisition by any person (an “Acquiring Person”) of 20% or more of the Common Shares, other than by way of a permitted bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. A “permitted bid” is a take-over bid made by an offeror by means of a take-over bid circular and which also complies with the following additional provisions:
(i)	the bid is made to all holders of Common Shares, other than the party making the bid;

(ii)	the bid contains, and the take-up and payment for securities tendered or deposited to the bid is subject to, an irrevocable and unqualified provision that no Common Shares will be taken up and paid for pursuant to the bid (A) prior to the close of business on a date which is not less than 60 days following the date of the bid, and (B) unless at such date more than 50% of the Common Shares held by Shareholders of Canada Southern other than the party making the bid and certain related persons shall have been deposited or tendered pursuant to the bid and not withdrawn;
(iii)	Common Shares may be deposited pursuant to such bid at any time during the period described in clause (ii)(A) above and that any Voting Shares deposited pursuant to the bid may be withdrawn until taken up and paid for; and

(iv)	in the event that the deposit condition set forth in clause (ii)(B) is satisfied, the party making the bid will make a public announcement of that fact and the bid will remain open for deposits and tenders of Common Shares for not less than 10 business days (as defined in the Rights Plan Agreement) from the date of such public announcement.
     If, at the end of the 60-day period referred to in clause (ii)(A), above, more than 50% of the then outstanding Common Shares, other than those owned by the party making the bid and certain related persons, have been tendered, such party may take-up and pay for the Common Shares but must extend the bid for a further 10 business days (as defined in the Rights Plan Agreement) to allow other Shareholders to tender, as described in paragraph (iv), above.
     Under the Rights Plan, the board of directors of Canada Southern has the discretion prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid made by means of a take-over bid circular sent to all holders of record of Voting Shares, to waive the application of the plan to such Flip-in Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of record of Common Shares. The board of directors of Canada Southern also has the right, with the prior consent of the holders of Common Shares or Rights, at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the Rights at a redemption price of $0.0001 per Right, subject to certain adjustments.
     The Rights Plan Agreement terminates and is of no further force or effect from and after the earlier of the time of the redemption of the Rights and 180 days from May 24, 2006.
Application to the Offer
     The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all the Rights associated with the outstanding Common Shares, including Common Shares which may become outstanding on the exercise of options, warrants and other rights to acquire Common Shares (other than Rights). Unless waived by the Offeror, Shareholders will be required to deposit, and will be deemed to have deposited, for each Common Share deposited under the Offer, all Rights associated with such Common Share, in order to effect a valid deposit of such Common Share under the Offer in accordance with the procedures set forth in Section 3 of this Offer, “Manner of Acceptance”.
     The Offer is not a “permitted bid” for the purposes of the Rights Plan. The Offer is being made on the condition, among others, that the Rights are unexercisable or unenforceable in respect of the Offer or that the Offeror is otherwise satisfied that the Rights will not adversely affect the Offeror upon consummation of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 4 of this Offer, “Conditions of the Offer”. Prior to the expiration of the Offer, the Offeror may seek a declaratory order from a court or courts of competent jurisdiction or a cease trade order from one or more competent regulatory authorities that has the effect of declaring the Offer to be a “permitted bid”, declaring that the Rights are not, and will not as a result of the Offer or consummation of the Offer by the Offeror become, exercisable, or preventing the exercise of the Rights or the issue of Common Shares upon the exercise of the Rights in relation to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. Petro-Canada has announced that it would pursue legal proceedings to remove the Rights Plan.
     The Offeror believes that by the Expiry Time, Canada Southern and its board of directors and Shareholders will have had adequate time to consider fully the Offer and any available alternative transaction and that the Shareholders will have had adequate time to determine whether to deposit their Common Shares pursuant to the Offer.

11. MAIL SERVICE INTERRUPTION
     Notwithstanding the other provisions of the Offer Documents, cheques issued in consideration for Common Shares purchased pursuant to the Offer and certificates representing Common Shares to be returned will not be mailed if the Offeror determines, in its sole judgment, that delivery thereof by mail may be delayed. Persons entitled to cheques and certificates representing Common Shares which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary or the U.S. Forwarding Agent at which the deposited certificates representing Common Shares in respect of which such cheques are being issued were deposited upon application to the Depositary or the U.S. Forwarding Agent until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notice of any determination by the Offeror not to mail as a result of mail service delay or interruption will be given in accordance with Section 12 of the Offer, “Notice”. Notwithstanding Section 6 of the Offer, “Take Up and Payment for Deposited Common Shares”, the deposit of cheques with the Depositary or the U.S. Forwarding Agent for delivery to depositing Shareholders in such circumstances shall constitute delivery to the persons entitled thereto and the Common Shares shall be deemed to have been paid for immediately upon such deposit.
12. NOTICE
     Without limiting any other lawful means of giving notice, any notice which may have been given or caused to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid or sent by pre-paid courier to the registered holders of Common Shares at their addresses as shown on the registers maintained by Canada Southern and will be deemed to have been received on the first day following the date of mailing or sending by courier which is a Business Day. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of postal service in Canada or the United States following mailing. In the event of any interruption of mail service following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States or elsewhere are not open for the deposit of mail or there is reason to believe that there is or could be a disruption in all or part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer, except as otherwise provided herein, will be deemed to have been properly given and to have been received by holders of Common Shares, if: (i) it is given to the TSX and NASDAQ for dissemination through their facilities; (ii) it is published once in La Presse and in the national edition of The Globe and Mail or The National Post and the Wall Street Journal, and (iii) it is distributed through the facilities of the Canadian Corporate News and given to the Dow Jones News Service.
     Wherever the Offer calls for documents to be delivered to the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at the offices of the Depositary or the U.S. Forwarding Agent set forth in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary or the U.S. Forwarding Agent, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address provided in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.
13. ACQUISITION OF COMMON SHARES NOT DEPOSITED
Compulsory Acquisition
     If, by the Expiry Time or within 120 days after the date of the Offer, whichever period is shorter, the Offer has been accepted by the holders of not less than 90% of the Common Shares, other than Common Shares held at the date of the Offer by or on behalf of the Offeror or its affiliates or associates (as such terms are defined in the ABCA), and the Offeror acquires such deposited Common Shares, then the Offeror intends to acquire, pursuant to the provisions of Part 16 of the ABCA, the remaining Common Shares held by each Canada Southern Shareholder who did not accept the Offer and any person who subsequently acquires any such Common Shares (a “Dissenting Offeree”) on the same terms (including the Offer Price) as the Common Shares acquired under the Offer (a “Compulsory Acquisition”).
     To exercise this statutory right, the Offeror must give notice (the “Offeror’s Notice”) to the Dissenting Offerees of such acquisition within 60 days after the termination of the Offer and in any event within 180 days after the date of the Offer. Within 20 days after sending the Offeror’s Notice, the Offeror must pay or transfer to Canada

Southern the amount of money or other consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees.
     Within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates evidencing the Common Shares held by such Dissenting Offeree to Canada Southern and must elect either to transfer such Common Shares to the Offeror on the terms on which the Offeror acquired Common Shares under the Offer or to demand payment of the fair value of the Common Shares by so notifying the Offeror. If the Dissenting Offeree fails to notify the Offeror within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Common Shares to the Offeror on the same terms (including the Offer Price) that the Offeror acquired the Common Shares under the Offer.
     If a Dissenting Offeree has elected to demand payment of the fair value of its Common Shares, the Offeror may apply to the Court of Queen’s Bench of Alberta (the “Court”) to fix the fair value of the Common Shares of that Dissenting Offeree. If the Offeror fails to apply to the Court within 20 days after it made the payment or transferred the other consideration to Canada Southern, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the Court fix the fair value. If no such application is made by the Dissenting Offeree or the Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amounts paid pursuant to the Offer.
     The foregoing is only a summary of the right of Compulsory Acquisition which may become available to the Offeror. The provisions concerning the right of Compulsory Acquisition are set forth in Part 16 of the ABCA. Shareholders should refer to Part 16 of the ABCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of Part 16 of the ABCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.
Subsequent Acquisition Transaction
     If the Offeror takes up and pays for sufficient Common Shares pursuant to the Offer, and if the foregoing statutory right of compulsory acquisition is not available or the Offeror elects not to pursue that right, the Offeror reserves the right (and currently intends to do so in the appropriate circumstances if the Offeror considers it necessary or desirable) to use all reasonable efforts to acquire the balance of the Common Shares as soon as practicable by way of a Subsequent Acquisition Transaction (as hereinafter defined). In order to effect a Subsequent Acquisition Transaction, the Offeror will seek to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory plan of arrangement, reorganization, consolidation, recapitalization, or other transaction involving the Offeror and/or an affiliate of the Offeror and Canada Southern and/or the Shareholders for the purposes of Canada Southern becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or effecting an amalgamation or merger of Canada Southern’s business and assets with or into the Offeror and/or an affiliate of the Offeror, carried out for a consideration per Common Share not less than the Offer Price (a “Subsequent Acquisition Transaction”). Depending upon the nature and terms of the Subsequent Acquisition Transaction, the approval of at least two-thirds of the votes cast by holders of the outstanding shares of the relevant class(es) and the approval of a majority of the votes cast by “minority” holders of such shares may be required at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. The Offeror will cause Common Shares acquired under the Offer to be voted in favour of such a transaction. The timing and details of any such Subsequent Acquisition Transaction would necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer.
     In certain types of Subsequent Acquisition Transactions, the registered holders of Common Shares may have the right to dissent under the ABCA and be paid fair value for their securities, with such fair value to be determined by the Court. The fair value of securities so determined could be more or less than the amount paid pursuant to the Offer or the Subsequent Acquisition Transaction. Any such judicial determination of the fair value of the Common Shares could be based upon considerations other than, or in addition to, the market price, if any, of the Common Shares.
     A Subsequent Acquisition Transaction described above may constitute a “Business Combination” or a “Going Private Transaction” within the meaning of certain applicable Canadian securities legislation and regulations including Ontario Securities Commission (the “OSC”) Rule 61-501 Insider Bids, Issuer bids, Going Private

Transactions and Related Party Transactions (“OSC Rule 61-501”) and the Québec Autorité des marches financiers (the “AMF”) Regulation Q-27 respecting Protection of Minority Securityholders in the Course of Certain Transactions (“AMF Regulation Q-27”). Under OSC Rule 61-501 and AMF Regulation Q-27, subject to certain exceptions, a Subsequent Acquisition Transaction may constitute a Business Combination or a Going Private Transaction if it would result in the interest of a holder (as defined therein) or beneficial owner of Common Shares being terminated without such holder or beneficial owner’s consent, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a Business Combination or a Going Private Transaction under OSC Rule 61-501 and AMF Regulation Q-27.
     In certain circumstances, the provisions of OSC Rule 61-501 and AMF Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a Business Combination or a Going Private Transaction carried out in accordance with OSC Rule 61-501 and AMP Regulation Q-27 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction, The Offeror intends to carry out any such Business Combination or Going Private Transaction in accordance with OSC Rule 61-501 and AMP Regulation Q-27 or exemptions therefrom such that the “related party transaction” provisions of OSC Rule 61-501 and AMP Regulation Q-27 will not apply to the Business Combination or a Going Private Transaction.
     OSC Rule 61-501 and AMP Regulation Q-27 provide that unless exempted, a corporation proposing to carry out a Business Combination or a Going Private Transaction is required to prepare a formal valuation of the Common Shares (and any, subject to certain exceptions, non-cash consideration being offered therefor) and provide to the holders of the Common Shares a summary of such valuation or the entire valuation.
     In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to OSC Rule 61-501 and AMP Regulation Q-27 exempting the Offeror or Canada Southern, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under OSC Rule 61-501 and AMP Regulation Q-27 for certain Business Combinations or Going Private Transactions completed within 120 days after the expiry of a formal take-over bid if the intent to effect such transaction is disclosed in the take-over bid circular, the consideration offered under such transaction is at least equal in value to and is in the same form as that paid to tendering Shareholders in the take-over bid and certain disclosure is given in the take-over bid disclosure documents. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration offered under the Offer and that such Subsequent Acquisition Transaction would be completed no later than 120 days after the Expiry Date. Accordingly, the Offeror expects to rely on these exemptions.
     OSC Rule 61-501 and AMP Regulation Q-27 also require that, unless exempted, in addition to any other required shareholder approval, in order to complete a Business Combination or Going Private Transaction, the approval of a simple majority of the votes cast by “minority” shareholders be obtained. In relation to the Offer and any subsequent Business Combination or Going Private Transaction, the “minority” holders will be, unless an exemption is available or discretionary relief is granted by the OSC and the AMP, as required, all holders of Common Shares, other than the Offeror or any “interested party” or any “related party” of the Offeror or any other “interested party” for purposes of OSC Rule 61-501 and AMF Regulation Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors and senior officers or any person or company acting jointly or in concert with any of the foregoing. However, OSC Rule 61-501 and AMP Regulation Q-27 provide, subject to certain terms and conditions regarding the timing of a Subsequent Acquisition Transaction and certain other requirements, that the Offeror may treat Common Shares acquired pursuant to the Offer as “minority” shares and vote them, or consider them voted, in favour of such subsequent Business Combination or Going Private Transaction if, among other things, the consideration per security in the Business Combination or Going Private Transaction is at least equal in value to and is in the same form as the consideration paid to tendering Shareholders under the Offer and such Business Combination or Going Private Transaction is completed no later than 120 days after the Expiry Date. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration paid to tendering Shareholders under the Offer and that such Business Combination or Going Private Transaction would be completed no later than 120 days after the Expiry Date. Accordingly, the Offeror intends that the Common Shares acquired by it under the Offer will be counted as part of any minority approval required in connection with a Subsequent Acquisition Transaction.

     In addition, under OSC Rule 61-501 and AMP Regulation Q-27 if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Business Combination, Going Private Transaction or related party transaction is initiated, the requirement for minority approval under OSC Rule 61-501 and AMP Regulation Q-27 would not apply to the transaction if a statutory dissent and appraisal remedy is available, or if a substantially equivalent enforceable right is made available, to the minority shareholders. The Common Shares will not be counted as part of the minority except if permitted by the AMP and the OSC.
     The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 13 of the Circular, “Canadian Federal Income Tax Considerations” and Section 14 of the Circular “Material United States Federal Income Tax Consequences”, for a discussion of the income tax consequences to Shareholders of a Subsequent Acquisition Transaction.
Other Alternatives
     If the Offeror is unable to or decides not to effect a statutory Compulsory Acquisition or a Subsequent Acquisition Transaction, then it will evaluate other available alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.
Judicial Developments
     Prior to the adoption of OSC Rule 61-501 (or its predecessor, OSC Policy 9.1) and AMP Regulation Q-27, Canadian courts had in several instances granted preliminary injunctions to prohibit transactions which constituted Business Combinations or Going Private Transactions. The trend in both legislation and Canadian jurisprudence has been towards permitting such transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.
14. MARKET PURCHASES AND SALES OF COMMON SHARES
     Other than pursuant to the Offer, the Offeror will not purchase Common Shares during the Offer Period.
     Although the Offeror has no current intention to sell Common Shares taken up under the Offer, it reserves the right, subject to applicable laws, to make or enter into an arrangement, commitment or understanding during the Offer Period to sell any of such Common Shares after the Offer Period.
15. OTHER TERMS
     The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Alberta and all laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta and the courts of appeal therefrom.
     No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Offeror other than as contained in the Offer or in the Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the U.S. Forwarding Agent for the purposes of the Offer. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction.
     The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal and the Notice of

Guaranteed Delivery, the validity of any acceptance of this Offer and any withdrawals of Common Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Common Shares or notice of withdrawal of Common Shares, and the due completion and execution of the Letters of Transmittal and Notices of Guaranteed Delivery. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Common Share or any particular Shareholder. There shall be no obligation on the Offeror, the Depositary or the U.S. Forwarding Agent to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.
     The Offer is not being made to (nor will deposits be accepted from or on behalf of) Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.
     The Offer and the accompanying Circular and the other documents referred to above constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer.
Dated: June 16, 2006

CANADIAN SUPERIOR ENERGY ACQUISITIONS INC.

By:	/s/ Richard Watkins
President
     The provisions of the Circular, Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

CIRCULAR
     The following information in this Circular is provided in connection with the Offer made by the Offeror dated June 16, 2006 to purchase all of the Common Shares. The terms, conditions and provisions of the Offer Documents are incorporated into and form part of this Circular, and collectively constitute the take-over bid circular of the Offeror. Certain terms used in this Circular are defined in the Glossary. Shareholders should refer to the Offer Documents for details of the terms and conditions of the Offer.
     The information concerning Canada Southern contained in the Offer Documents has been taken from or is based upon publicly available documents, records on file with Canadian securities regulatory authorities and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein taken from or based upon such documents and records or other information are untrue or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records and information, or for any failure by Canada Southern to disclose publicly events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror.
     Pursuant to the provisions of the securities laws of various provinces of Canada, the directors of Canada Southern must send a circular to all Shareholders in connection with the Offer which, together with other information, must disclose any material changes in the affairs of Canada Southern subsequent to the date of the most recent published financial statements of Canada Southern. In addition, Canada Southern is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of Canada Southern’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 Business Days after the date of the Offer.
1. THE OFFEROR AND CANADIAN SUPERIOR
     The Offeror is a corporation incorporated under the laws of Alberta, incorporated on June 15, 2006, and is a direct wholly-owned subsidiary of Canadian Superior. The Offeror has not carried on any business prior to the Offer.
     Canadian Superior is a corporation incorporated under the laws of Alberta. Canadian Superior is an oil and natural gas exploration and production company with its primary emphasis on the exploration for, and production of, oil and natural gas in western Canada, offshore Nova Scotia, and offshore Trinidad and Tobago.
     The principal offices of the Offeror and Canadian Superior are located at 3300, 400 - 3rd Avenue S.W., Calgary, Alberta T2P 4H2 and their telephone number is (403) 294-1411. The registered office of the Offeror is located at 1000, 400 — 3rd Avenue S.W., Calgary, Alberta T2P 4H2.
     The name, citizenship, principal business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and Canadian Superior and of the controlling persons of Canadian Superior and certain other information is set forth in Schedule 1 hereto.
     The Offer provides Shareholders with the opportunity to participate in a company with a geological and technical team with a history of creating shareholder value and experience and capability to drill and operate its high impact opportunities offshore Trinidad and Tobago (“Trinidad”) and Nova Scotia.
     At the end of the first quarter of 2006, Canadian Superior held 191,988 net acres of high working interest lands in Western Canada. Its current production is all Western Canada based and consists of over 3,000 BOE/day of conventional oil and gas, including 50 coal bed methane wells on production in the Drumheller, Alberta area. The Drumheller area, where Canadian Superior has high working interests and a large land position, is one of the premier coal bed methane plays in Western Canada and is expanding with land being acquired for up to $2 million per section of coal bed methane rights. Several parties have expressed interest in acquiring Canadian Superior’s Western Canada Assets.
     The Western Canada activities complement the “high impact” opportunities Canadian Superior is pursuing offshore Trinidad, where it holds a large strategic land position in one of the most coveted oil and gas basins in the world today. Canadian Superior’s interests offshore Trinidad are comprised of Block 5(c) (80,041 gross acres) and the Mayaro/Guayaguayare Block (M/G Block) — 55,000 gross acres. In addition, Canadian Superior is the largest public company holder of exploration land offshore Nova Scotia, holding six 100% exploration licences comprising 1,293,946 net acres. Canadian Superior’s immediate focus for its high impact prospects is the drilling of two wells on Block 5(c).
     Offshore Trinidad has multiple large exploration and development opportunities as evidenced by recent drilling successes by other parties in the Columbus Basin where Block 5(c) is located. Some of the largest producing wells in the world are located offshore Trinidad with 15 of British Petroleum’s top 25 producing wells world-wide located offshore Trinidad in close proximity to Canadian Superior’s Block 5(c). British Petroleum has recently started producing 800 MMCF/day of natural gas from four wells in the area and British Gas is producing 400 MMCF/day from very few wells immediately off-setting Block 5(c). Trinidad has a stable government with a legal regime based on British common law.
     Block 5(c) is located about 96 kilometres (60 miles) off the east coast of Trinidad in water depths ranging from 150m to 450m (500 to 1,500 feet). In the first quarter of 2006, Canadian Superior’s exploration team completed the detailed geological and geophysical evaluations required for the upcoming two well drilling program. On March 20, 2006, Canadian Superior announced that it had entered into a firm multi-well drilling contract to contract the Kan Tan IV Semi-Submersible Drilling Rig, managed by A.P. Moller — Maersk A/S (“Maersk”), of Copenhagen, Denmark and owned by Beijing Zhiyuan Industries Company Limited of Beijing, China, to drill two exploration wells on Block 5(c). All wells in Block 5(c) will be drilled from a semi-submersible drilling rig, with the first two wells being drilled in water depths of approximately 245m (800 feet).
     The two wells will evaluate two large, separate, potential hydrocarbon bearing structures that are delineated by extensive 3D seismic. The prospects have four way closure as determined by 3D seismic that Canadian Superior has evaluated. The first well is expected to commence drilling in the fourth quarter of this year. Each of these offshore exploration wells will be high pressure wells and will be drilled to a depth in excess of 5,000 metres (16,400 feet) and each is expected to require 80 to 100 days to drill and evaluate. The Canadian Superior drilling team has extensive experience drilling these type of wells around the world. This drilling program will take approximately 160 to 200 days to complete, with the results of the first well expected to be known 80 to 100 days into the drilling program.
     Petro-Canada and several other multi-national oil and gas companies, including Total, British Gas, Husky and Apache, have expressed interest in participating in the drilling of Canadian Superior “Intrepid” offshore Trinidad block, however, Canadian Superior and its financial partner, Challenger Energy Corp. (stock symbol “CHA” on the Toronto Venture Exchange), have elected to drill this prospect solely on their own.
     Canadian Superior continues to prepare for the first phase of operations on its M/G Block, a joint venture with the national oil company, the Petroleum Company of Trinidad and Tobago Limited, where Canadian Superior has the potential to establish significant oil reserves in the heart of a known producing hydrocarbons bearing structural trend. Canadian Superior has a high working interest in the M/G Block and is working on the design of a seismic program to evaluate the near-shore block and is planning this program to be shot in the near future. Accordingly, on Block 5(c) and the M/G Block, Canadian Superior expects to drill a minimum of at least five wells over the next three years.
     Canadian Superior has 1,293,946 net acres of land holdings off-shore Nova Scotia (the “Mariner”, “Marquis”, “Marauder”, “Marconi” and “Mayflower” lands), where it is the largest public company holder of exploration land with six 100% owned exploration licences. Five of these licences are in the Sable Island area, which is a very important source of natural gas supply to the North Eastern United States.
     The “Mariner” lands are located approximately nine kilometres northeast of Sable Island, offshore Nova Scotia, encompassing an offshore area of 101,800 acres (100% Canadian Superior), and directly offset five significant discoveries near Sable Island, including the ExxonMobil Venture natural gas field which produces from Cretaceous and Jurassic gas bearing sands.
     Canadian Superior has also identified several other large Cretaceous and Jurassic prospects on its “Marauder” and “Marconi” exploration lands which cover an additional 371,000 acres offshore Nova Scotia, offsetting the Sable Island area. Canadian Superior has initiated the environmental impact assessment work required prior to conducting further planned high resolution seismic surveys and exploration drilling on these properties.

     The “Mayflower” exploration licence is a prime deepwater block, which covers approximately 712,000 acres. Mapping to date indicates the presence of five sizeable deepwater prospects on this block. These large prospects are structural and are typically formed by mobile salt tectonics. Canadian Superior is planning to proceed in due course with a high resolution seismic program over the “Mayflower” block to further define targeted structures to enable future drilling, and in 2005 updated its Environmental Impact Assessment in regard to this planned seismic activity. Canadian Superior expects to be drilling another well offshore Nova Scotia later this year or early next year.
     In 2005, Canadian Superior was advised by the Canada-Nova Scotia Offshore Petroleum Board that the consolidation of Canadian Superior’s deepwater “Mayflower” exploration licence (EL 2406) and the shallower water multi-zone “Mariner” exploration licence (EL 2409) had been approved by the Government of Canada and the Province of Nova Scotia and the term on both the exploration licences was extended. The drilling of the next “Mariner” exploration well will provide approximately $10 million in work commitment deposits being released to Canadian Superior, to be applied directly against the costs of drilling its next “Mariner” well.
Canadian Superior Documents Incorporated by Reference
     Further information with respect to Canadian Superior is set forth in Schedule 1 (Information Concerning the Directors and Officers of the Offeror and Canadian Superior) and in Schedule 2 (Certain Unaudited Pro Forma Consolidated Financial Information), which are incorporated into and form part of this Offer and Circular. The following documents of Canadian Superior, copies of which can be found at www.sedar.com and www.sec.gov, are specifically incorporated by reference into this Circular:
(a)	Revised Annual Information Form dated June 7, 2006 for the year ended December 31, 2005;

(b)	Audited Consolidated Financial Statements, and the related notes thereto, as at and for the year ended December 31, 2005 and the auditors’ report thereon;

(c)	Audited Consolidated Financial Statements, and the related notes thereto, as at and for the year ended December 31, 2004 and the auditors’ report thereon;

(d)	Management’s Discussion and Analysis of Financial Position and Operating Results for the year ended December 31, 2005;

(e)	Management Information Circular dated April 7, 2006 for Canadian Superior’s annual meeting of shareholders held on May 12, 2006;

(f)	Unaudited Consolidated Interim Financial Statements and the related notes thereto for the three months ended March 31, 2006 and 2005; and

(g)	Management’s Discussion and Analysis of Financial Position and Operating Results for the three months ended March 31, 2006 and 2005.
     Any documents of Canadian Superior of the type referred to above (excluding confidential material change reports) filed by Canadian Superior with a securities regulatory authority in Canada on or after the date of this Offer and Circular and prior to the Expiry Time, will be deemed to be incorporated by reference into this Circular and as exhibits to the Registration Statement on Form F-10 of which this Offer and Circular forms a part. The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents and any amendments thereto, including exhibits, may be examined at, and copies may be obtained from, the principal office of the SEC in Washington, D.C. The Offeror will amend its Schedule TO to incorporate any such documents intended to be incorporated by reference into the Schedule TO.
     Copies of the documents incorporated by reference in the Offer and Circular regarding Canadian Superior may be obtained on request without charge from the Corporate Secretary of Canadian Superior at the address and telephone number shown above. For purposes of the Province of Québec, the Offer and Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may be obtained from the Corporate Secretary of Canadian Superior at the above-mentioned address and telephone number.

Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com and the SEC website located at www.sec.gov.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Offer and Circular to the extent that a statement contained in this Offer and Circular or in any subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Offer and Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.
Authorized and Outstanding Share Capital of Canadian Superior and the Offeror
The authorized capital of Canadian Superior is comprised of an unlimited number of Canadian Superior Shares and an unlimited number of preferred shares. As of June 15, 2006, there were 121,531,296 Canadian Superior Shares, options to acquire a further 10,028,000 Canadian Superior Shares, warrants to acquire a further 3,250,000 Canadian Superior Shares and 150,000 U.S. $100 convertible preferred shares issued and outstanding. 2,750,000 warrants are exercisable at Cdn. $2.05 per share and expire on June 30, 2006 and 500,000 warrants are exercisable at $2.80 per share and expire on December 31, 2006. Each preferred share is convertible into 40 Canadian Superior Shares at U.S. $2.50 per Canadian Superior Share. The preferred shares are redeemable and retractable five years from the date of issue (February 1, 2006) or earlier in certain events. The holders of preferred shares are not entitled to notice of or to vote at annual or special meetings of shareholders.
The authorized capital of the Offeror is comprised of an unlimited number of Class “A” Common voting shares, an unlimited number of Class “B” Common voting shares, an unlimited number of Class “C” Common non-voting shares and an unlimited number of Preferred shares. As of June 15, 2006, there was one Class “A” Common voting share of the Offeror outstanding, held by Canadian Superior.
Price Range and Trading Volumes of Canadian Superior Shares
The Canadian Superior Shares are listed and posted for trading on the TSX and AMEX and trade on such exchanges under the symbol “SNG”. The following table sets forth the reported high and low sales prices and the cumulative volume of trading of the Canadian Superior Shares on the TSX and AMEX for the periods indicated:
Toronto Stock Exchange

	Price Range
Period	High	Low	Trading Volume
	Cdn. $	Cdn. $
2004

First Quarter	4.88	1.50	79,333,456
Second Quarter	2.37	1.32	15,658,253
Third Quarter	2.50	1.60	6,898,277
Fourth Quarter	2.85	1.65	11,255,459

2005
First Quarter	2.83	1.86	7,323,087
Second Quarter	2.30	1.81	4,192,935
Third Quarter	2.95	1.85	6,627,708
Fourth Quarter	2.94	2.22	4,501,089

	Price Range
Period	High	Low	Trading Volume
	Cdn. $	Cdn. $
2006
First Quarter	3.11	2.35	5,615,244
January	3.05	2.35	1,731,013
February	3.11	2.45	2,058,836
March	2.78	2.47	1,825,395
April	2.88	2.29	2,445,745
May	2.65	2.29	1,008,672
June (1-15)	2.54	2.11	562,889
The closing trading price of the Canadian Superior Shares on the TSX on June 15, 2006 was Cdn. $2.32.
American Stock Exchange

	Price Range
Period	High	Low	Trading Volume
	U.S. $	U.S. $
2004

First Quarter	3.54	1.22	136,448,500
Second Quarter	1.69	1.00	37,824,400
Third Quarter	1.90	1.30	23,041,600
Fourth Quarter	2.25	1.43	36,044,800

2005
First Quarter	2.12	1.58	20,515,600
Second Quarter	1.76	1.46	13,488,100
Third Quarter	2.50	1.60	29,527,100
Fourth Quarter	2.43	1.93	18,203,800

2006
First Quarter	2.63	2.05	23,585,000
January	2.63	2.05	9,331,400
February	2.46	2.16	8,062,700
March	2.40	2.15	6,190,900
April	2.42	2.23	5,650,800
May	2.33	2.06	4,275,199
June (1-15)	2.29	1.91	2,403,600
The closing trading price of the Canadian Superior Shares on AMEX on June 15, 2006 was U.S. $2.07.
2. CANADA SOUTHERN
General
     Canada Southern is a Calgary-based company engaged in oil and natural gas exploration and development. Canada Southern has interests in properties located in Alberta, British Columbia, Saskatchewan, the Yukon, the Northwest Territories and Nunavut in Canada. The head office and principal place of business of Canada Southern is located at Suite 250, 706 — 7th Avenue S.W., Calgary, Alberta T2P OZ1 and its registered office is located at 3500, 855 — 2nd Street S.W., Calgary, Alberta T2P 4J8. Canada Southern was incorporated under the Companies Act (Canada) in 1954, continued under the Nova Scotia Companies Act in 1980 and continued under the ABCA on March 2, 2005. Canada Southern’s telephone number is (403) 269-7741.
     Canada Southern has no material subsidiaries.

Share Capital
     The authorized capital of Canada Southern is comprised of an unlimited number of Common Shares, an unlimited number of first preferred shares, issuable in series, and an unlimited number of second preferred shares, issuable in series. Based on publicly available information, the Offeror believes there were 14,496,165 Common Shares and options to acquire 556,605 Common Shares and no preferred shares issued and outstanding as of May 24, 2006.
Dividend Policy
     Based on publicly available information, the Offeror believes that Canada Southern has not paid dividends on the Common Shares in the last two years.
Price Ranges and Trading Volumes of Common Shares
     The Common Shares are listed and posted for trading on the TSX and NASDAQ. The Common Shares trade on the TSX under the symbol “CSW” and on NASDAQ under the symbol “CSPLF”. The following table sets forth the reported high and low sales prices and the cumulative volume of trading of the Common Shares on the TSX and NASDAQ for the periods indicated:
Toronto Stock Exchange

	Price Range
Period	High	Low	Trading Volume
	Cdn. $	Cdn. $
2004

First Quarter	7.50	6.25	89,600
Second Quarter	7.34	5.10	115,300
Third Quarter	7.30	5.35	89,300
Fourth Quarter	9.55	5.70	114,800

2005
First Quarter	11.30	6.00	138,400
Second Quarter	9.78	6.50	153,400
Third Quarter	8.22	6.35	149,400
Fourth Quarter	8.60	5.78	109,500

2006
First Quarter	8.50	5.64	131,212
January	8.50	7.00	45,945
February	7.10	6.00	45,319
March	7.43	5.64	39,948
April	6.40	5.20	76,245
May	11.00	5.09	557,256
June (1-15)	10.34	9.47	304,331
NASDAQ

	Price Range
Period	High	Low	Trading Volume
	U.S. $	U.S. $
2004

First Quarter	5.70	4.50	2,224,500
Second Quarter	5.44	3.17	1,670,000
Third Quarter	5.54	4.07	1,181,200

	Price Range
Period	High	Low	Trading Volume
	U.S. $	U.S. $
Fourth Quarter	7.80	4.42	2,779,300

2005
First Quarter	7.60	4.74	3,882,200
Second Quarter	7.06	5.11	2,727,700
Third Quarter	6.97	5.20	3,321,600
Fourth Quarter	7.60	5.02	2,664,500

2006
First Quarter	7.34	5.10	2,373,524
January	6.09	5.16	826,233
February	6.27	5.10	668,662
March	7.34	6.08	878,629
April	5.40	4.88	604,669
May	9.35	4.59	4,043,500
June (1-15)	9.25	8.51	1,515,314
     The closing trading price of the Common Shares on NASDAQ on May 10, 2006, the last trading day prior to the announcement of the Nosara Offer, was U.S. $4.75. The closing trading price of the Common Shares on NASDAQ on June 2, 2006, the last trading day prior to the announcement of the intention to make the Offer, was U.S. $8.93. The closing trading price of the Common Shares on NASDAQ on June 15, 2006 was U.S. $8.90.
Previous Distributions
     Based on publicly available information, the Offeror believes that no distributions of Common Shares were effected during the five years preceding the date of the Offer other than pursuant to Canada Southern’s stock option plans.
Information and Reporting Requirements
     Pursuant to the provisions of the securities laws of the provinces of Canada, the directors of Canada Southern must send a circular to all Shareholders in connection with the Offer, which circular, together with other information, must disclose any material changes in the affairs of Canada Southern subsequent to the date of the most recent published financial statements of Canada Southern. In addition, Canada Southern is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act setting forth the position of Canada Southern’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 Business Days after the date of the Offer.
     Canada Southern is a “reporting issuer” or equivalent in the provinces of Alberta, Ontario, Quebec and Nova Scotia and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities. Such documents are available through SEDAR at www.sedar.com. The Common Shares are also registered under the Exchange Act. Accordingly, Canada Southern is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. Canada Southern’s SEC filings since November 2002 are also available to the public on the SEC’s web site located at www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.
Nosara Offer
     Pursuant to the Nosara Offer and subject to the terms and conditions thereof, Nosara has offered to purchase all the outstanding Common Shares for U.S. $7.50 cash. The Nosara Offer is open for acceptance until June 20, 2006 unless extended or withdrawn.

3. BACKGROUND TO AND REASONS FOR THE OFFER
     The Board of Directors and senior management of Canadian Superior regularly assess strategic alternatives, including acquisition opportunities. Senior management was aware of and had been following the progress of Canada Southern and its interest in its Northern properties. Accordingly, when it became known that a bid for Canada Southern would be made, senior management sought approval from the Board of Directors of Canadian Superior following its shareholder meeting on Friday, May 12, 2006 to pursue the acquisition of Canada Southern either on a friendly or unsolicited bid basis for consideration consisting of a combination of Canadian Superior Shares and cash. This approval was granted by the Board of Directors.
     Following the announcement by Petro Canada of its intention to acquire all of the issued and outstanding shares of Canada Southern, management continued its assessment of Canada Southern. On Wednesday, May 31, 2006, representatives of Canadian Superior management met with a financier who confirmed it would provide financing for a portion of the cash portion of the Offer. Management concluded that this, together with its bank line, would provide ample funds to finance a bid in the range which was being contemplated. Based on consultations with its financial advisor and publicly available information, management concluded that an offer comprised of a combination of cash and Canadian Superior Shares should be proposed to management of Canada Southern.
     On June 1, 2006, senior management of Canadian Superior met and agreed that a meeting should be held with senior management of Canada Southern to determine if a negotiated transaction was feasible.
     On June 2, 2006, the President of Canadian Superior met with the President of Canada Southern. A brief corporate overview of Canadian Superior was presented to illustrate the potential upside associated with the ownership of Canadian Superior Shares and a proposal for the acquisition by Canadian Superior of all of the issued and outstanding Common Shares on the basis of Cdn. $2.45 cash and 2.75 Canadian Superior Shares per Common Share was made.
     On June 3, 2006, Canadian Superior was advised by Canada Southern to present a written proposal to CIBC World Markets Inc. (“CIBC”), the financial advisors to Canada Southern. A proposal was submitted to Canada Southern and CIBC later that day which provided for, among other things, payment of consideration consisting of 2.75 Canadian Superior Shares and a cash component of Cdn. $2.45 for each Common Share. The proposal provided for a “break-fee” of U.S. $4,000,000 and provided for acceptance by 4:00 p.m. (Mountain Daylight Time) on June 4, 2006.
     On June 4, 2006, Canadian Superior was advised by Canada Southern that it was conducting a process to solicit competing bids and requested that the proposal remain open for acceptance until June 15, 2006. Senior management of Canadian Superior met later during that day and concluded, after consultation with its advisors, that it would make the Offer. A press release announcing Canadian Superior’s intention to make the Offer was released on June 5, 2006.
Benefits to Canada Southern’s Shareholders
     The Offer provides Shareholders with the opportunity to realize upon their investment at a significant premium to recent market prices and to maintain an interest in the business of Canada Southern and to acquire an interest in the other operations of Canadian Superior. There is a relatively illiquid market for the Common Shares. As of the date hereof, Canadian Superior values the Offer at approximately U.S. $7.95, a premium of 67% over the closing price of the Common Shares on NASDAQ on the last trading day immediately preceding the announcement of the Nosara Offer and a premium of 6% over the price offered under the Nosara Offer.
     In addition, the Offer provides Shareholders with benefits including:
(a)	the opportunity to participate in a company staffed by a team with a history of creating shareholder value;

(b)	participation and immediate long term upside in the development of Canadian Superior’s high working interests in Trinidad and offshore Nova Scotia, and ongoing participation in Canada Southern’s Northern properties;

(c)	increased liquidity because of Canadian Superior’s high daily trading volumes in Canada and the United States; and

(d)	the opportunity to participate in a company with high impact prospects and a geological and technical team that has the experience and capability to evaluate, drill and operate such prospects.
4. PURPOSE OF THE OFFER AND PLANS FOR CANADA SOUTHERN
Purpose of the Offer
     The purpose of the Offer is to enable the Offeror to acquire some or all of the Common Shares, including Common Shares which may become outstanding upon the exercise of options to acquire Common Shares during the Offer Period. If at least 90% of the outstanding Common Shares, on a diluted basis, not presently owned by or on behalf of the Offeror or its affiliates or associates are validly tendered pursuant to the Offer, the Offeror may elect to invoke its statutory right of Compulsory Acquisition in accordance with the provisions of Part 16 of the ABCA. If the Offeror acquires less than 90% of the outstanding Common Shares under the Offer but a sufficient number of Common Shares to enable it to do so, the Offeror currently intends to pursue a Subsequent Acquisition Transaction to acquire the Common Shares not tendered to the Offer on such terms and conditions as the Offeror, at the time, believes to be fair to Canada Southern and the Shareholders. The timing and details of any such transaction will necessarily depend upon a variety of factors, including the number of Common Shares acquired pursuant to the Offer. See Section 13 of the Offer, “Acquisition of Common Shares Not Deposited”.
Plans for Canada Southern
     If the Offer is successful, Canadian Superior intends to effect certain changes with respect to the composition of the board of directors of Canada Southern to allow designees of Canadian Superior to become members of such board of directors and to represent a majority of the board of directors of Canada Southern. Canadian Superior has not developed any specific proposals with respect to Canada Southern or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of Common Shares pursuant to the Offer. Following the successful completion of the Offer, Canadian Superior proposes to review the operations of Canada Southern to determine how best to combine them with Canadian Superior’s operations.
     If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, Canadian Superior intends to delist the Common Shares from the TSX and NASDAQ and take all necessary steps to terminate Canada Southern’s status as a reporting issuer for purposes of relevant Canadian securities laws and to apply for termination of registration of the Common Shares under the Exchange Act as described in Section 9 of this Circular, “Effect of the Offer on Markets for the Common Shares and Stock Exchange Listings”.
     If Canada Southern becomes a wholly-owned subsidiary of Canadian Superior, Canadian Superior may continue to operate Canada Southern as a wholly-owned subsidiary or Canada Southern may be amalgamated with or wound-up into Canadian Superior or an affiliate of Canadian Superior.
5. SELECTED UNAUDITED PRO FORMA CONSOLIDATED INFORMATION
     Attached as Schedule 2 is certain unaudited pro forma consolidated financial information for Canadian Superior after giving effect to the acquisition of the Common Shares, prepared on the assumption that the Offeror acquires all of the Common Shares.
6. OWNERSHIP OF, TRADING IN AND COMMITMENTS TO ACQUIRE SECURITIES OF CANADA SOUTHERN
     None of the Offeror, Canadian Superior, nor any person named in Schedule 1 hereto, beneficially owns, directly or indirectly, or controls or exercises direction over, any securities of Canada Southern.
     To the knowledge of the Offeror and Canadian Superior after reasonable inquiry, no securities of Canada Southern are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of Canada Southern exercised by, any associate (within the meaning of applicable securities laws) of any of the persons listed in Schedule 1 hereto or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or Canadian Superior or any person acting jointly or in concert with the Offeror or Canadian Superior.
     During the six month period preceding the date of the Offer, no securities of Canada Southern have been traded by the Offeror or Canadian Superior, any person named in Schedule 1 hereto, or, to the knowledge of the Offeror or Canadian Superior after reasonable inquiry, by any associate of any of the persons listed in Schedule 1 hereto, or by any person or company who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror or Canadian Superior or any person acting jointly or in concert with the Offeror or Canadian Superior.
     Neither the Offeror or Canadian Superior, nor any of the persons listed in Schedule 1 hereto, or, to the knowledge of the Offeror or Canadian Superior, after reasonable inquiry, any of the other persons named in the immediately preceding paragraph has entered into any commitment to acquire any securities of Canada Southern, other than pursuant to the Offer.
     There is no person or company acting jointly or in concert with the Offeror in connection with the transactions described in the Offer and Circular, other than Canadian Superior. No person, other than Maison Placement Canada Inc., is directly or indirectly employed, retained or will be compensated to make solicitations or recommendations in connection with the transaction. Maison Placement Canada Inc. is acting as the Offeror’s financial advisor in connection with the Offer.
     Except as described in this Circular or in the accompanying Offer, none of the Offeror, Canadian Superior, any of the persons listed in Schedule 1 or, to the best knowledge of the Offeror, any subsidiary of the Offeror or Canadian Superior, any associate (within the meaning of applicable securities laws) of any of the persons so listed or any person or company acting jointly or in concert with the Offeror or Canadian Superior, beneficially owns or has any right to acquire, directly or indirectly, any Common Shares. Furthermore, none of the Offeror, Canadian Superior or, to the best knowledge of the Offeror, any of the persons or entities referred to above has effected any transaction in the Common Shares during the past six months or entered into any commitment, agreement, arrangement or understanding with any other person involving any securities of Canada Southern.
7. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
     There are no formal or informal commitments, arrangements, agreements, contracts, relationships or understandings made or proposed to be made between the Offeror or Canadian Superior or, to their knowledge, any of their executive officers, directors, controlling persons or subsidiaries, and Canada Southern or any of the directors, senior officers, controlling persons or subsidiaries of Canada Southern, and no payment or other benefit is proposed to be made or given by the Offeror or Canadian Superior to any of the directors or senior officers of Canada Southern by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer. There are no commitments, agreements, arrangements, contracts, relationships or understandings, formal or informal, between the Offeror or Canadian Superior and any shareholder of Canada Southern with respect to the Offer or between the Offeror or Canadian Superior and any person with respect to any securities of Canada Southern in relation to the Offer.
     Other than as described herein, there have been no negotiations, transactions or material contracts during the past two years between the Offeror and Canada Southern or any of its affiliates concerning any merger, consolidation, acquisition, tender offer for or any other acquisition of any class of Canada Southern’s securities, election of Canada Southern’s directors, or sale or other transfer of a material amount of Canada Southern’s assets.
8. SOURCE OF FUNDS
     The Offeror estimates that if it acquires all of the Common Shares (calculated on a diluted basis), the total amount of cash required for the purchase of the Common Shares will be approximately Cdn. $41 million, including approximately Cdn. $4,000,000 million in fees and expenses payable by the Offeror. The Offeror has arranged for the satisfaction of such funding requirements as follows: U.S. $15,000,000 will be provided by West Coast Opportunity Fund, LLC for which it will receive a flat fee of U.S. $225,000, a fee equal to 5% per annum of the committed amount from the date of commitment of the funds to the date of repayment of such amount and, subject to regulatory approval, 500,000 common share purchase warrants exercisable at a price of U.S. $2.50 per Canadian Superior Share for a period of 18 months from the date of issuance of the warrants. The loan is payable within a stipulated period after take-up under the Offer. Canadian Western Bank will make available Cdn. $15,000,000 under its existing credit facility with Canadian Superior for which it will receive a fee of Cdn. $350,000 of which Cdn. $50,000 is refundable in the event the facility is not drawn. The loan is payable on demand and bears interest at the rates set out in Canadian Superior’s existing credit facility plus 200 basis points. The balance of the funds will be made available from the cash resources of Canadian Superior. Funds available to the Offeror after take-up and cash flow of Canadian Superior are anticipated to be used to repay the amounts borrowed.
9. EFFECT OF THE OFFER ON MARKETS FOR THE COMMON SHARES AND STOCK EXCHANGE LISTINGS
     The purchase of Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of holders of Common Shares, and, depending on the number of Common Shares deposited and purchased under the Offer, could adversely affect the liquidity and market value of the remaining Common Shares held by the public.
     The rules and regulations of the TSX and NASDAQ establish certain criteria which, if not met, could lead to the cessation of trading and delisting of the Common Shares on such exchanges. Among such criteria are the minimum number of holders of Common Shares, the minimum number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and NASDAQ. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Common Shares. If the Offeror acquires sufficient Common Shares under the Offer, it is the intention of the Offeror to cause Canada Southern to apply to delist the Common Shares from the TSX and NASDAQ as soon as practicable after completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. Moreover, in the event the Common Shares are delisted, such shares would constitute “taxable Canadian property” to non-resident holders of Common Shares. As a result, subject to relief under an applicable tax treaty, a non-resident holder of Common Shares would be subject to Canadian taxation in respect of any disposition or deemed disposition of such Common Shares. Any such disposition or deemed disposition of Common Shares by a non-resident at a time when the Common Shares are not listed on a prescribed stock exchange (including the TSX and NASDAQ) would trigger certain tax reporting requirements, including tax filings which are required to be made contemporaneously with any such disposition, and purchasers would generally be required to withhold a portion of the purchase price on any such disposition and remit same to the Canadian tax authorities. Non-resident holders of Common Shares should consult their own tax advisors in the event the Common Shares are delisted.
     In addition, if the Offeror acquires sufficient Common Shares under the Offer, subject to applicable laws, the Offeror intends to cause Canada Southern to take steps toward the elimination of its public reporting requirements under applicable Canadian securities legislation.
     The Common Shares are also currently registered under the Exchange Act. This registration may be terminated upon application of Canada Southern to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record in the United States. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by Canada Southern to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Canada Southern, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Canada Southern and persons holding “restricted securities” of Canada Southern to dispose of such securities pursuant to Rule 144 or 144A promulgated under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If it acquires sufficient Common Shares under the Offer, the Offeror intends to seek to cause Canada Southern to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.
     If registration of the Common Shares is not terminated prior to any Subsequent Acquisition Transaction, then the Common Shares will be delisted from NASDAQ and the TSX and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of any Subsequent Acquisition Transaction.
     The Common Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending on factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.
10. MATERIAL CHANGES IN THE AFFAIRS OF CANADA SOUTHERN AND OTHER INFORMATION
     The Offeror is not aware of any information which has not been generally disclosed that indicates that any material change has occurred in the affairs of Canada Southern since the date of the last published financial statements of Canada Southern.
     The Offeror is not aware of any material facts concerning the Common Shares or other material facts not disclosed in the Offer and Circular that have not previously been generally disclosed that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.
11. ACCEPTANCE OF THE OFFER
     The Offeror has no knowledge of whether any Shareholders will accept the Offer.
12. REGULATORY MATTERS
Competition Act (Canada)
     The Offeror has determined that it is not required to make any filings or notifications under the Competition Act (Canada).
Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States)
     The Offeror has determined that it is not required to make any filings or notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (United States).
13. CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
General
     In the opinion of Borden Ladner Gervais LLP, Canadian counsel to the Offeror, the following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of a Common Share pursuant to the Offer or pursuant to the transactions described above under the heading “Acquisition of Common Shares Not Deposited” This summary is generally applicable to a Shareholder who, for purposes of the Income Tax Act (Canada), as amended (the “Tax Act”), holds the Common Shares as capital property and deals at arm’s length with, and is not affiliated with, the Offeror at all times up to and including the completion of the Offer.
     Common Shares will generally constitute capital property to a Shareholder unless the Shareholder is a trader or dealer in respect of the Common Shares, has acquired the Common Shares in a transaction or transactions considered to be an adventure in the nature of trade or is a financial institution subject to the “mark-to-market” rules within the meaning of the Tax Act.
     Certain Shareholders resident in Canada for the purposes of the Tax Act whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to have them treated as capital property by making an irrevocable election in accordance with subsection 39(4) of the Tax Act.
     This summary is based upon the current provisions of the Tax Act, the regulations thereunder (the “Regulations”) and counsel’s understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This summary takes into account all proposed amendments to the Tax Act and Regulations publicly announced by the Minister of Finance of Canada prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in their present form. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate changes in the law, whether by way of judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may vary significantly from those discussed herein.
     This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own independent tax advisors for advice with respect to the income tax consequences to them of disposing of their Common Shares having regard to their own particular circumstances.
Shareholders Resident in Canada
     This portion of the summary is applicable only to Shareholders who are resident or deemed to be resident in Canada for purposes of the Tax Act.
Accepting the Offer
     A Shareholder who sells the holder’s Common Shares under the Offer will recognize a capital gain (or capital loss) in respect of the disposition of the Common Shares to the extent that the aggregate of the cash and the fair market value of the Canadian Superior Shares received exceeds (or is less than) the total adjusted cost base of the Common Shares and any reasonable costs associated with the disposition.
     A Shareholder will be required to include in income for the taxation year in which the disposition occurs one-half of any capital gains (“taxable capital gains”). One-half of the amount of any capital losses (“allowable capital losses”) may generally be used to offset taxable capital gains in the year the allowable capital losses are sustained. To the extent that the holder’s allowable capital losses exceed the holder’s taxable capital gains for the year, the excess may be carried over and applied against taxable capital gains in any of the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances described in the Tax Act.
     In addition, where a Shareholder is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of its Common Shares may be reduced by the amount of dividends previously received or deemed to be received on the Common Shares to the extent and under the circumstances described in the Tax Act. Similar rules apply where the Shareholder is a partnership or trust with corporate partners or beneficiaries.
     A Shareholder that throughout the relevant taxation year is a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for a refundable tax of 6 2/3% on certain investment income, including taxable capital gains.
Subsequent Transactions
     As described under the heading “Acquisition of Common Shares Not Deposited” in the Offer, the Offeror may acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the ABCA. If, in the course of any such purchase by the Offeror, all of a Shareholder’s Common Shares are exchanged solely for cash, the tax consequences to a Shareholder would be the same as described above. If, in the course of any such purchase by the Offeror, a Shareholder demands payment of the fair value of the Shareholder’s Common Shares, the Shareholder would recognize a capital gain (or a capital loss) to the extent that the proceeds of disposition received for such Common Shares (other than in respect of interest awarded by a court), net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares disposed of.
     If the Compulsory Acquisition provisions are not utilized, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. The tax consequences to a Shareholder of a Subsequent Acquisition Transaction will depend on the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same or materially different than the tax consequences described above for a Shareholder who disposes of its Common Shares under the Offer. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Shareholders Not Resident in Canada
     In addition to the comments set out above, the following applies to Shareholders who, for the purposes of the Tax Act, have not been resident in Canada at any time while they held their Common Shares, do not carry on an insurance business in Canada and who do not use or hold and are not deemed under the Tax Act to use or hold their Common Shares in or in the course of carrying on a business in Canada (referred to hereafter as “Non-Resident Shareholders”).
Accepting the Offer
     Non-Resident Shareholders will only be subject to taxation in respect of the disposition of their Common Shares to the extent such shares constitute “taxable Canadian property”. Generally, Common Shares will constitute taxable Canadian property to a holder if, at any time during the five year period immediately preceding the disposition, the Non-Resident Shareholder, either alone or together with persons with whom the Non-Resident Shareholder did not deal at arm’s length, owned 25% or more of the issued shares of any class or series in the capital stock of Canada Southern, or the Non-Resident Shareholder’s Common Shares were acquired in a tax deferred exchange in consideration for property that was itself “taxable Canadian property”. Non-Resident Shareholders whose Common Shares constitute taxable Canadian property will generally be subject to taxation on the same basis as holders who are resident in Canada.
     In the event that the Common Shares are not listed at the time of such disposition, then such shares would be “taxable Canadian property”. A disposition of Common Shares at a time when they are not listed will trigger certain tax reporting requirements, including tax filings which must be made contemporaneously with any disposition. In addition, a purchaser of unlisted shares will be required to withhold 25% of the purchase price otherwise payable to a Non-Resident Shareholder and remit same to the Canada Revenue Agency, subject to receipt of an acceptable tax clearance certificate prior to such remittance being made.
     Non-Resident Shareholders whose Common Shares constitute taxable Canadian property may nonetheless be exempted from taxation on gains to the extent that they can avail themselves of the provisions of a bilateral tax treaty between Canada and their jurisdiction of residence. However, the Canada-United States Income Tax Convention (the “Convention”) would not provide such an exemption for a Non-Resident Shareholder who is a resident of the United States for the purposes of the Convention and whose Common Shares constitute taxable Canadian property.
Subsequent Transactions
     The consequences under the Tax Act to a Non-Resident Shareholder of any Compulsory Acquisition or Subsequent Acquisition Transaction would depend upon the nature of the transaction but would generally be the same as those described above with respect to Shareholders that are resident in Canada except that the Non-Resident Shareholder would not be subject to taxation under the Tax Act in respect of any capital gain that is recognized unless the holder’s Common Shares are “taxable Canadian property”, as described above, and the Non-Resident Shareholder is not afforded any relief under an applicable tax treaty.
     To the extent that a Compulsory Acquisition or a Subsequent Acquisition Transaction is proposed by the Offeror, Non-Resident Shareholders are urged to consult their own professional advisors to determine the consequences to them of the transaction and in particular whether any shares held by them during the course of such an acquisition would be held by them as “taxable Canadian property” or give rise to a deemed dividend to such holders.
14. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     This summary describes the material United States federal income tax consequences generally applicable to a United States Shareholder, as defined below, who disposes of Common Shares pursuant to the Offer or pursuant to the transactions described above under the heading “Acquisition of Common Shares Not Deposited” (collectively, the “Transaction”). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final United States Treasury Regulations promulgated thereunder, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion assumes that the Common Shares are held by a United States Shareholder as a capital asset within the meaning of Section 1221 of the Code.

     A United States Shareholder is a beneficial owner of Common Shares who is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or that was in existence on August 20, 1996 and that has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular United States Shareholder in light of the holder’s personal investment circumstances, or those holders of Common Shares subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and non-resident alien individuals), or holders who hold Common Shares as part of a hedging, straddle, conversion, synthetic security or other integrated transaction. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a Shareholder. Shareholders are urged to consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the sale of their Common Shares pursuant to the Transaction.
     If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Common Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.
     THE FOREGOING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE RECEIPT OF CASH AND CANADIAN SUPERIOR SHARES IN EXCHANGE FOR COMMON SHARES PURSUANT TO THE TRANSACTION.
     TO ENSURE COMPLIANCE WITH UNITED STATES TREASURY DEPARTMENT CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY SHAREHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SHAREHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH SHAREHOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Sale of Common Shares Pursuant to the Offer
     Except as noted below in the discussion of the passive foreign investment company rules, a United States Shareholder who disposes of Common Shares in the Transaction will recognize gain or loss for United States federal income tax purposes to the extent that the aggregate of the cash and the fair market value of Canadian Superior Shares received exceeds (or is less than) such holder’s adjusted tax basis in the Common Shares disposed of. Gain or loss will be calculated separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction) sold in the Transaction. Such gain or loss will be a long-term capital gain or loss if the Common Shares have been held by such United States Shareholder for more than one year at the effective time of the Transaction and will be a short-term capital gain or loss if such Common Shares have been held for one year or less. Long-term capital gains of non-corporate shareholders are generally subject to a maximum United States federal income tax rate of 15%. The deductibility of capital losses are subject to limitation.

Considerations Relating to the Passive Foreign Investment Company Rules
     A non-United States corporation will be a passive foreign investment company or “PFIC” in any taxable year in which either 75% or more of its gross income consists of certain specified types of “passive income” or the average percentage of its assets (generally by value) that produce or are held for the production of passive income is at least 50%. If Canada Southern had been a PFIC for any taxable year in which Common Shares were held by a United States Shareholder, such United States Shareholder could be required to treat any gain recognized on the surrender of Common Shares for cash and the fair market value of the Canadian Superior Shares pursuant to the Transaction as ordinary income and pay an interest charge on the value of the deferral of their United States federal income tax attributable to such gain, subject to certain mitigation rules. In its public filings, Canada Southern did not indicate whether it expected to be classified as a PFIC for United States federal income tax purposes. Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Common Shares by a United States Shareholder may be significant, United States Shareholders are urged to discuss the potential application of the PFIC rules with their tax advisors.
Information Reporting and Backup Withholding
     Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular United States Shareholders. In addition, United States Shareholders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the United States Shareholder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
15. RISK FACTORS
     In assessing the Offer, in addition to the risks described below, Shareholders should also carefully review the risks described in the revised annual information form of Canadian Superior, dated June 7, 2006, which was filed with applicable Canadian provincial securities regulatory authorities and the SEC and is incorporated herein by reference. In addition, Canada Southern may be subject to risks that are not applicable or material to the Offeror or Canadian Superior at the present time, but that may apply to the combined company. Risk factors relating to Canada Southern can be found in Canada Southern’s annual information form, dated March 22, 2006, which was filed with applicable Canadian provincial securities regulatory authorities and the SEC.
     The combination of the Offeror with Canada Southern is subject to certain risks, including the following:
     The Canadian Superior Shares issued in connection with the Offer may have a market value different than expected and the value of the cash portion of the Offer will fluctuate for non-Canadian Shareholders.
     The Offeror is offering to purchase all of the issued and outstanding Common Shares of Canada Southern, at a purchase price of Cdn. $2.50 in cash and 2.75 Canadian Superior Shares per Common Share. The exchange ratio will not be adjusted to reflect any changes in the market value of Canadian Superior Shares. As a result, the market values of the Canadian Superior Shares and the Common Shares at the time the Common Shares are taken up under the Offer may vary significantly from the values at the date of the Offer or the date that Shareholders tender their Common Shares. If the market value of Canadian Superior Shares declines, the value of the consideration received by Shareholders will decline as well. For example, during the twelve-month period ended on May 10, 2006 (the last trading day prior to the announcement of the intention to make the Nosara Offer), the trading price of Canadian Superior Shares on AMEX varied from a low of U.S. $1.30 to a high of U.S. $2.73 and ended that period at U.S. $2.32. Variations like these may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Canadian Superior, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which Canadian Superior has no control. In addition, currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer or the date that non-Canadian Shareholders tender their Common Shares. These changes may significantly affect the value of the consideration received for tendered Common Shares by non-Canadian Shareholders or Shareholders who elect to receive cash payment in U.S. dollars.

     The integration of Canadian Superior and Canada Southern may not occur as planned.
     Benefits from the combination of Canadian Superior and Canada Southern will depend in part on whether the operations of Canadian Superior and Canada Southern can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs, and the loss of key employees. There can be no assurance that the expected combination benefits from the acquisition of Canada Southern will be fully realized by Canadian Superior or realized within the expected time frame.
     Canadian Superior may not realize the benefits of the combined company’s new projects.
     As part of its strategy, Canadian Superior will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the combination with Canada Southern. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, and uncertainties relating to capital and other costs and financing risks.
     Canadian Superior may be subject to significant operating risks associated with its expanded operations and its expanded portfolio of projects.
     The long-term commercial success of Canadian Superior depends upon its ability to find, acquire, develop and commercially produce oil and natural gas reserves. If there are significant delays in the acquisition and development of projects and when they commence producing on a commercial and consistent scale, and/or their capital costs are significantly higher than estimated, these events could have a significant adverse effect on the results of operations, cash flow from operations and financial condition of the combined company.
     Each of Canadian Superior and Canada Southern is subject to a broad range of environmental laws and regulations in the jurisdictions in which it operates, and if the Offer is successful, Canadian Superior may be exposed to increased environmental costs and liabilities given Canada Southern’s operations.
     Each of Canadian Superior and Canada Southern is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and courts, impose increasingly stringent environmental protection standards regarding, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The costs of complying with these laws and regulations, including participation in assessments and remediation of sites, could be significant. In addition, these standards can create the risk of substantial environmental liabilities, including liabilities associated with divested assets and past activities. Environmental matters cannot be predicted with certainty and, in light of potential changes in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites could result in increased environmental costs and liabilities that could have a material adverse effect on the financial position and results of operations of the combined company.
     Change of control provisions in Canada Southern’s agreements triggered upon the acquisition of Canada Southern may lead to adverse consequences.
     Canada Southern may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since the Offeror may hold Common Shares representing a majority of the voting rights of Canada Southern. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.
     The Offeror has not verified the reliability of the information regarding Canada Southern included in, or which may have been omitted from, the Offer and Circular.
     All historical information regarding Canada Southern contained in the Offer and Circular, including all of Canada Southern’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of Canada Southern and Canadian Superior derived in part from Canada Southern’s financial information, has been derived from Canada Southern’s publicly available information. Any inaccuracy or material omission in Canada Southern’s publicly available information, including the information about or relating to Canada Southern contained in the Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans of the combined company and its results of operations and financial condition.
     After the consummation of the Offer, Canada Southern may become a majority-owned subsidiary of Canadian Superior and Canadian Superior’s interests could differ from those of the remaining minority Shareholders.
     After the consummation of the Offer, Canadian Superior, through its wholly-owned subsidiary, the Offeror, may have the power to elect the directors of Canada Southern, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Canada Southern’s constating documents and approving mergers or sales of Canada Southern’s assets. In particular, after the consummation of the Offer, Canadian Superior intends to have the Offeror exercise its statutory right, if available, to acquire all of the Common Shares not deposited pursuant to the Offer. In any of these contexts, Canadian Superior’s interests with respect to Canada Southern may differ from, and conflict with, those of any remaining minority Shareholders who do not deposit their Common Shares.
     The market and listing for Common Shares may be affected.
     The purchase of any Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Common Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Common Shares held by the public. After the purchase of the Common Shares under the Offer, it may be possible for Canada Southern to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada or in the United States or any other jurisdiction in which Canada Southern has an insignificant number of Shareholders.
     The rules and regulations of the TSX and NASDAQ, respectively, establish certain criteria that, if not met, could lead to the delisting of the Common Shares from the TSX and/or NASDAQ. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and/or NASDAQ. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares. If the Offeror acquires sufficient Common Shares under the Offer to enable it to do so, the Offeror intends to delist the Common Shares from the TSX and NASDAQ.
     The combination of the Offeror and Canada Southern may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction.
     In order for the Offeror to acquire all of the issued and outstanding Common Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares, which could be different from the Offer price. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Common Shares, which could result in the Offeror being required to make a substantial cash payment that could have an adverse effect on the financial position and liquidity of the combined company.
     The issuance of a significant number of Canadian Superior Shares and a resulting “market overhang” could adversely affect the market price of Canadian Superior Shares after completion of the Offer.

     If all of the Common Shares are tendered to the Offer, a significant number of additional Canadian Superior Shares will be available for trading in the public market. The increase in the number of Canadian Superior Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Canadian Superior Shares. Moreover, in the event that any Shareholder holding a significant percentage of Common Shares tenders its Common Shares to the Offer in exchange for Canadian Superior Shares, such Shareholder will hold a significant percentage of Canadian Superior Shares after such take-up. The potential that such a Shareholder may sell its Canadian Superior Shares in the public market (commonly referred to as “market overhang”), as well as any actual sales of such Canadian Superior Shares in the public market, could adversely affect the market price of the Canadian Superior Shares.
     The enforcement of shareholder rights by Shareholders resident in the United States may be adversely affected by the combination of the Offeror and Canada Southern.
     The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that each of the Offeror, Canadian Superior and Canada Southern is organized under the laws of Alberta and has properties and assets in foreign countries, and that some of their respective officers and directors and some of the experts named in this Offer and Circular are residents of countries other than the United States.
16. DEPOSITARY, U.S. FORWARDING AGENT, INFORMATION AGENT AND FINANCIAL ADVISOR
     The Offeror has engaged Valiant Trust Company to act as Depositary and The Bank of New York to act as U.S. Forwarding Agent for the receipt of certificates in respect of Common Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary has also been engaged to make the payments for Common Shares purchased by the Offeror pursuant to the Offer.
     The Offeror has retained Georgeson Shareholder to act as the Information Agent. The Information Agent may contact holders of Common Shares by mail, telephone, telex and telegraph and may conduct personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.
     The Offeror has retained Maison Placement Canada Inc. as its financial advisor in connection with the Offer.
     The Depositary, U.S. Forwarding Agent, the Information Agent and Maison Placement Canada Inc. will receive reasonable and customary compensation from the Offeror for their services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws, and expenses in connection therewith.
17. LEGAL MATTERS
     Legal matters on behalf of the Offeror will be passed upon by Borden Ladner Gervais LLP, Canadian counsel to the Offeror, and by Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Offeror.
18. STATUTORY RIGHTS
     Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
19. DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
     The following documents have been filed with the SEC as part of the Registration Statement on Form F-10 of Canadian Superior:

•	the documents incorporated by reference under the heading “The Offeror and Canadian Superior – Canadian Superior Documents Incorporated by Reference” in Section 1 of the Circular in the Offer and Circular;

•	the Consent of Meyers Norris Penny LLP, Independent Registered Public Accounting Firm;

•	the Consent of KPMG LLP, Independent Registered Public Accounting Firm;

•	the Consent of GLJ Petroleum Consultants Ltd.; and

•	the Consent of Borden Ladner Gervais LLP.

CONSENTS
TO: The Directors of Canadian Superior Energy Acquisitions Inc.
     We refer to the offer of Canadian Superior Energy Acquisitions Inc. to acquire all of the common shares of Canada Southern Petroleum Ltd. dated June 16, 2006 (the “Offer”).
     We hereby consent to the reference to our opinion contained under “Canadian Federal Income Tax Considerations” in the circular accompanying the Offer.

Calgary, Alberta
June 16, 2006	(Signed) BORDEN LADNER GERVAIS LLP
TO: The Directors of Canadian Superior Energy Acquisitions Inc.
     We refer to the offer of Canadian Superior Energy Acquisitions Inc. Energy Inc. to acquire all of the common shares of Canada Southern Petroleum Ltd. dated June 16, 2006 (the “Offer”).
     We hereby consent to the reference of the incorporation by reference into the circular accompanying the Offer of our report entitled “Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor” dated March 6, 2006.

Calgary, Alberta
June 16, 2006	(Signed) GLJ PETROLEUM CONSULTANTS LTD.
TO: The Board of Directors of Canadian Superior Energy Inc.
     We have read the take-over bid circular (the “Circular”) of Canadian Superior Energy Acquisitions Inc., a wholly owned subsidiary of Canadian Superior Energy Inc. (the “Corporation”) dated June 16, 2006 relating to the offer by the Corporation for all of the outstanding shares of Canada Southern Petroleum Ltd. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
     We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of the Corporation on the consolidated balance sheet as at December 31, 2005 and the consolidated statement of earnings and deficit and cash flows for the year then ended, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 10, 2006.

Calgary, Alberta	(Signed) MEYERS NORRIS PENNY LLP
June 16, 2006	Chartered Accountants
To: The Board of Directors of Canadian Superior Energy Acquisitions Inc.
     We have read the take-over bid circular (the “Circular”) of Canadian Superior Energy Acquisitions Inc., a wholly owned subsidiary of Canadian Superior Energy Inc. (the “Corporation”) dated June 16, 2006 relating to the offer by the Corporation for all of the outstanding shares of Canada Southern Petroleum Ltd. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
     We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of the Corporation on the consolidated balance sheet as at December 31, 2004 and 2003 and the consolidated statement of earnings and deficit and cash flows for the year then ended, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 31, 2005.

Calgary, Canada	(Signed) KPMG LLP
June 16, 2006	Chartered Accounants

APPROVAL AND CERTIFICATE
     The contents of the Offer and this Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and Canadian Superior.
     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer within the meaning of the Securities Act (Québec).
Dated: June 16, 2006
CANADIAN SUPERIOR ENERGY ACQUISITIONS INC.

(Signed) Richard Watkins	(Signed) Ross A. Jones
Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) Charles Dallas	(Signed) Thomas J. Harp
Director	Director
CANADIAN SUPERIOR ENERGY INC.

(Signed) Gregory S. Noval	(Signed) Ross A. Jones
Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) Charles Dallas	(Signed) Thomas J. Harp
Director	Director

SCHEDULE 1 -
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF THE OFFEROR AND CANADIAN SUPERIOR
I. Directors and Executive Officers of the Offeror
     The following table sets forth (for each member of the Offeror’s board of directors and each executive officer of the Offeror) the name, present principal occupation or employment and the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name and principal business of the organization in which the employment is conducted. Unless otherwise indicated, each person listed below is a citizen of Canada. The business address of each such director or executive officer is c/o Canadian Superior, 3300 — 400 — 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2.

Present Principal Occupation or
Employment;
Material Positions Held During the
Name and Municipality of Residence	Office or Position	Past Five Years
Charles Dallas Innisfail, Alberta	Director	Rancher and independent businessman. Director of Canadian Superior since 2000.

Thomas J. Harp Calgary, Alberta	Director	From 1979 to present, President of Harp Resources Ltd., a private resources company. From 1979 to June 1, 2004, Mr. Harp was the Chief Executive Officer of Coyote Oilfield Rentals (Alberta) Ltd. Since 2001, Mr. Harp has been a director of Cheynne Energy Inc. Director of Canadian Superior since 2000.

Richard Watkins(1) Houston, Texas	President and Director	From 2002 to present, managing director of an energy consulting business. From 2000 to 2002, Vice President, Corporate Development of Canadian Superior. Director of Canadian Superior since May, 2006.

Ross A. Jones Calgary, Alberta	Chief Financial Officer	Chief Financial Officer of Canadian Superior from November 2004 to present. From 2002 to 2004, Mr. Jones was President of Stevlaur Resources Ltd., an oil and gas financial consulting company.

Note:

(1)	Mr. Watkins is a United States citizen.
II. Directors and Executive Officers of Canadian Superior
     The following table sets forth (for each member of Canadian Superior’s board of directors and each executive officer of Canadian Superior) the name and principal business of the organization in which the employment is conducted and material occupations, positions, offices or employment for the past five years and the name and principal business of the organization in which the employment is conducted . Unless otherwise indicated, each person listed below is a citizen of Canada. The business address of each such director or executive officer is c/o Canadian Superior, 3300 — 400 — 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H3.

Present Principal Occupation or Employment;
Material Positions Held During the Past Five
Name and Municipality of Residence	Office or Position	Years
Michael E. Coolen Halifax, Nova Scotia	President and Director	President of Canadian Superior since April, 2006. Vice President, East Coast Operations of Canadian Superior from March, 2004 to April, 2006. Director of East Coast Operations of Canadian Superior from July 1, 2001 to March 12, 2004. Director of Canadian Superior since 2005.

Charles Dallas Innisfail, Alberta	Director	Rancher and independent businessman. Director of Canadian Superior since 2000.

Thomas J. Harp Calgary, Alberta	Director	From 1979 to present, President of Harp Resources Ltd., a private resources company. From 1979 to June 1, 2004, Mr. Harp was the Chief Executive Officer of Coyote Oilfield Rentals (Alberta) Ltd. Since 2001, Mr. Harp has been a director of Cheynne Energy Inc. Director of Canadian Superior since 2000.

Kaare Idland Red Deer, Alberta	Director	Mr. Idland is the founder (in 1960), owner and President and Chief Executive Officer of Kidd Construction Ltd., of Red Deer, Alberta, one of Alberta’s largest independent oil and gas construction service companies. Director of Canadian Superior since 2005.

Gregory S. Noval Turner Valley, Alberta	Chief Executive Officer and Director	Chief Executive Officer of Canadian Superior from April, 2006 to present. President and Chief Executive Officer of Canadian Superior from 1997 to April, 2006. Director of Canadian Superior since 1996.

Richard Watkins(1) Houston, Texas	Director	From 2002 to present, managing director of an energy consulting business. From 2000 to 2002, Vice President, Corporate Development of Canadian Superior. Director of Canadian Superior since May, 2006.

Alexander Squires Toronto, Ontario	Director	Since 1997, a Managing Partner and Director of Brant Securities Ltd., an independent full service securities firm. Director of Canadian Superior since 2004.

Leigh Bilton Calgary, Alberta	Executive Vice President and Vice President, Western Canada Operations	Manager Field Operations of Canadian Superior from 2001 to present. Vice President, Operations of Canadian 88 Energy Corporation from 1998 to 2001.

Ross A. Jones Calgary, Alberta	Chief Financial Officer	Chief Financial Officer of Canadian Superior from November 2004 to present. From 2002 to 2004, Mr. Jones was President of Stevlaur Resources Ltd., an oil and gas financial consulting company.

Present Principal Occupation or Employment;
Material Positions Held During the Past Five
Name and Municipality of Residence	Office or Position	Years
Melvin G. Marshall Calgary, Alberta	Vice President, Exploration	Vice President, Exploration of Canadian Superior from 2004 to present. Exploration Manager of El Paso Canada from 1998 to 2004.

Note:

(1)	Mr. Watkins is a United States citizen.

SCHEDULE 2 -
CERTAIN UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
INFORMATION
Note: The following compilation report is provided solely to comply with the applicable requirements of Canadian securities laws. The Canadian auditing standards specify the procedures that should be performed which are outlined in the report. These procedures would not be sufficient to allow for an expression of opinion under the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The procedures that would be performed to allow for an expression of an opinion under the standards of the PCAOB would be more extensive and greater in scope than that required by the Canadian auditing standards. Accordingly, no opinion is expressed on the pro forma information under the standards of the PCAOB.
Compilation Report
To the Directors of
Canadian Superior Energy Inc.
We have read the accompanying unaudited pro forma balance sheet of Canadian Superior Energy Inc. (the “Corporation”) as at March 31, 2006 and the unaudited pro forma consolidated statements of operations for the three months then ended and for the year ended December 31, 2005, and have performed the following procedures.
1.	Compared the figures in the columns captioned “Canadian Superior” to the unaudited financial statements of the Corporation as at March 31, 2006 and for the three months then ended, and the audited financial statements of the Corporation for the year ended December 31, 2005, respectively, and found them to be in agreement.
2.	Compared the figures in the columns captioned “Canada Southern” to the unaudited financial statements of Canada Southern Petroleum Ltd. as at March 31, 2006 and for the three months then ended and the audited financial statements of Canada Southern Petroleum Ltd. for the year ended December 31, 2005, respectively, and found them to be in agreement.
3.	Made enquiries of certain officials of the Corporation who have responsibility for financial and accounting matters about:
(a)	the basis for determination of the pro forma adjustments; and

(b)	whether the pro forma financial statements comply as to form in all material respects with the regulatory requirements of the various securities commissions and similar regulatory authorities in Canada.
     The officials:
(a)	described to us the basis for determination of the pro forma adjustments, and

(b)	stated that the pro forma statements comply as to form in all material respects with the regulatory requirements of the various securities commissions and similar regulatory authorities in Canada.
4.	Read the notes to the pro forma statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.
5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned Canadian Superior and Canada Southern as at March 31, 2006 and for the three months then ended, and for the year ended December 31, 2005, and found the amounts in the column captioned “Pro forma consolidation” to be arithmetically correct.
A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

Calgary, Alberta	/s/ Meyers Norris Penny LLP
June 16, 2006	Chartered Accountants

Canadian Superior Energy Inc.
Pro Forma Consolidated Balance Sheet
(Unaudited)
March 31,2006

	Canadian	Canada			Pro-forma	Pro-forma
(Stated in thousands of dollars, except per share amounts)	Superior	Southern	Note 3		Adjustment	Consolidation
Assets
			a	)(i)	(6,100)
			a	)(vi)	(4,000)
Cash and short term investments	$19,891	$23,875	a	)(v)	$3,930	$37,596
Accounts receivable	6,582	1,589				8,171
Prepaid expenses/other assets	614	943				1,557

	27,087	26,407			(6,170)	47,324

Nova Scotia offshore term deposits	14,421	0				14,421

			a	)(i)	6,100
			a	)(ii)	16,500
			a	)(iii)	15,000
			a	)(iv)	(51,668)
			a	)(v)	(3,930)
			a	)(vi)	4,000
			a	)(vii)	31,059
Petroleum and natural gas properties	153,247	36,505	a	)(iv)	103,488	310,301

	$194,755	$62,912			$114,379	$372,046

Liabilities

Current
Accounts payable and accrued liabilities	$9,560	$4,291	a	)(ii)	$16,500	$30,351
Revolving production loan	5,084	0	a	)(iii)	15,000	20,084

	14,644	4,291			31,500	50,435

Convertible Preferred shares	15,193	0				15,193

Future income taxes	11,866	3,738	a	)(vii)	31,059	46,663

Asset retirement obligation	8,592	3,215				11,807

	50,295	11,244			62,559	124,098

Shareholders’ Equity			a	)(iv)	103,488

Share capital	137,066	15,152	a	)(iv)	(15,152)	240,554
Equity component of preferred shares	2,320	0			0	2,320
Contributed Surplus	7,055	29,365	a	)(iv)	(29,365)	7,055

Deficit	(1,981)	7,151	a	)(iv)	(7,151)	(1,981)

	144,460	51,668			51,820	247,948

	$194,755	$62,912			$114,379	$372,046

See accompanying notes to pro forma consolidated financial statements.

Canadian Superior Energy Inc.
Pro Forma Consolidated Statement of Operations
(Unaudited)
For the Three Months Ended March 31, 2006

	Canadian	Canada		Pro-forma	Pro-forma
(Stated in thousands of dollars, except per share amounts)	Superior	Southern		Adjustment	Consolidation
Revenue:
Oil and gas	$13,613	$3,980		$	$17,593
Transportation	(190)	(310)			(500)
Royalties, net of royalty tax credit	(2,925)	(494)			(3,419)

	10,498	3,176			13,674

Expenses:
Production and operating	1,752	609			2,361
Depletion, Accretion and amortization	5,930	1,991	b)(i)	1,300	9,221
Interest expense	337	0	b)(i)	498	835
General and administrative	1,815	825			2,640
Foreign exchange gains	0	(56)			(56)
Stock based compensation	1,079	97			1,176

	10,913	3,466		1,798	16,177

Net income (loss) from operations	(415)	(290)		(1,798)	(2,503)
Interest and other income	151	223			374

Income (loss) before income taxes	(264)	(67)		(1,798)	(2,129)

Provision for income taxes — Future	269	(2	)b)(i)	(629)	(362)
— Capital	42	0			42

	311	(2)		(629)	(320)

Net income (loss)	$(575)	$(65)		$(1,169)	$(1,809)

Income (loss) per common share	$(0.00)	$(0.00)			$(0.01)

Diluted income (loss) per common share	$(0.00)	$(0.00)			$(0.01)

Weighted average common shares outstanding	120,222,115			41,395,118	161,617,233

See accompanying notes to pro forma consolidated financial statements.

Pro Forma Consolidated Statement of Operations
(Unaudited)
For the Year ended December 31, 2005

	Canadian	Canada		Pro-forma	Pro-forma
(Stated in thousands of dollars, except per share amounts)	Superior	Southern		Adjustment	Consolidation
Revenue:
Oil and gas	$55,223	$20,438		$	$75,661
Transportation	(678)	(2,192)			(2,870)
Royalties, net of royalty tax credit	(9,716)	(2,806)			(12,522)

	44,829	15,440			60,269

Expenses:
Production and operating	7,239	1,868			9,107
Depletion, Accretion and amortization	23,539	7,251	b)(i)	5,199	35,989
Interest on bank debt	1,015	0	b)(i)	1,707	2,722
General and administrative	5,398	2,931			8,329
Stock based compensation	3,657	511			4,168
Foreign exchange losses	0	107			107

	40,848	12,668		6,906	60,422

Net income (loss) from operations	3,981	2,772		(6,906)	(153)
Interest and other income	(715)	779			64

Income (loss) before income taxes	3,266	3,551		(6,906)	(89)

Provision for income taxes — Future	81	(8	)b)(i)	(2,417)	(2,344)
— Capital	129	0			129

	210	(8)		(2,417)	(2,215)

Net income	$3,056	$3,559		$(4,489)	$2,126

Income per common share	$0.03	$0.25			$0.01

Diluted income per common share	$0.03	$0.25			$0.01

Weighted average common shares outstanding	112,170,111			41,395,118	153,565,229

See accompanying notes to pro forma consolidated financial statements.

1. Description of offer to purchase:
On June 5, 2006, Canadian Superior Energy Inc. (“Canadian Superior” or the “Corporation”) announced a proposed acquisition transaction whereby Canadian Superior offered to purchase all of the issued and outstanding common shares of Canada Southern Petroleum Ltd (“Canada Southern”) for cash and shares comprised of $2.50 cash and 2.75 common shares of Canadian Superior for each issued and outstanding share of Canada Southern. The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in a take-over-bid circular issued by the Board of Directors of Canadian Superior in connection with this proposed transaction, including the proposed offering of cash and Canadian Superior common shares.
Assuming all of the in-the-money options to purchase Canada Southern shares at June 5, 2006 are exercised and assuming Canada Southern common shares are exchanged in this offer, Canadian Superior will issue approximately 41,395,118 Canadian Superior common shares. Immediately following the exchange, approximately 75% of Canadian Superior’s outstanding common shares will be held by current Canadian Superior shareholders and approximately 25% of the Canadian Superior shares will be held by current Canada Southern shareholders. For the purposes of purchase accounting, Canadian Superior is considered to be the acquirer of Canada Southern.
2. Basis of presentation:
These pro forma consolidated financial statements have been prepared by management of Canadian Superior, in accordance with Canadian generally accepted accounting principles (“GAAP”) to give effect to the proposed business combination between Canadian Superior and Canada Southern.
These pro forma consolidated financial statements include:
     a) a pro forma consolidated balance sheet prepared from the unaudited consolidated balance sheet of each of Canadian Superior and Canada Southern as at March 31, 2006, which gives pro forma effect to the acquisition of Canada Southern and the assumptions described in note 3, as if these transactions occurred on March 31, 2006.
     b) a pro forma consolidated statement of operations for the three month period ended March 31, 2006, prepared from the unaudited interim consolidated statement of operations of each of Canadian Superior and Canada Southern for the three months ended March 31, 2006, which gives pro forma effect to the acquisition of Canadian Southern and the assumptions described in note 3, as if these transactions occurred on January 1, 2005.
     c) a pro forma consolidated statement of operations for the year ended December 31, 2005, prepared from the audited consolidated statement of operations of each of Canadian Superior and Canada Southern for the year ended December 31, 2005, which gives pro forma effect to the acquisition of Canada Southern and the assumptions described in note 3, as if these transactions occurred on January 1, 2005.
Canada Southern’s information contained herein has been compiled from publicly available information. As disclosed therein, the Canada Southern financial statements referred to above have been prepared in accordance with Canadian GAAP. It is management’s opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed acquisition described above in accordance with Canadian GAAP applied on a basis consistent with Canadian Superior’s accounting policies, subject to the uncertainties with respect to the Canada Southern information as described in note 3. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction. The pro forma consolidated statements of operations do not reflect non-recurring charges or credits directly attributable to the transaction, of which none are currently anticipated.
The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Canadian Superior which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the future operating results of Canadian Superior as a result of the transaction.
The pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements of each of Canadian Superior and Canada Southern for each of the three-month period ended March 31, 2006 and the year ended December 31, 2005.

3. Pro forma assumptions:
     a) Pro forma consolidated balance sheet:
          The pro forma consolidated balance sheet gives effect to the following transactions as if they had occurred on March 31, 2006:
(i)	Use of Cdn. $6.1 million from cash on hand available to the Corporation.

(ii)	Advance from West Coast Opportunity Fund LLC for U.S. $15.0 million (Cdn. $16.5 million using an exchange rate of $1.10).

(iii)	Loan advance of Cdn. $15.0 million from the Canadian Western bank.

(iv)	The issuance of 41,395,118 common shares of Canadian Superior to the shareholders of Canada Southern. The fair value of the Canadian Superior shares issued on acquisition of Cdn. $2.50 has been determined by reference to the market price on the date the transaction was announced.

(v)	Exercise of in-the-money options to purchase shares of Canada Southern at an average exercise price of Cdn. $7.06 per Canada Southern share for proceeds of Cdn. $3,930,000.

(vi)	The payment of an estimated transaction cost of Cdn. $4.0 million.

(vii)	Record the future tax effect of the adjusted value for the Canada Southern petroleum and natural gas properties.
For accounting purposes, the proposed acquisition has been accounted for as an acquisition of Canada Southern by Canadian Superior. The pro forma consolidated financial statements have been prepared using the purchase method whereby the net assets acquired have been recorded at the values described below:
As at and for the three month period ended March 31, 2006
Values assigned to net assets to be acquired in pro forma
consolidated financial statements

Cash and cash equivalents	$27,805
Accounts receivable	1,589
Other assets	943
Petroleum and natural gas assets	157,054

$187,391

Accounts payable and accrued liabilities	$(4,291)
Future income tax	(34,797)
Asset retirement obligation	(3,215)

$145,088

Consideration given:
Issuance of 41,395,118 common shares	$103,488
Issuance of cash	37,600
Transaction fees	4,000

$145,088

     b) Pro forma consolidated statement of operations:
The pro forma consolidated statements of operations for the three month period ended March 31, 2006 and for the year ended December 31, 2005, give pro forma effect to the following assumptions:
(i)	The transactions described in ((a)(i)) through ((a)(vii)) above are as if they had occurred on January 1, 2005

     4. Share Capital:
     a) Common shares:
     After giving effect to the pro forma assumptions in note 3, the issued and fully paid share capital of Canadian Superior would be as follows:

	Number of
	Shares	Amount
Balance March 31, 2006	121,107,630	$137,066,027
Issue of common shares on acquisition of Canada Southern	41,395,118	103,488,000

Pro forma balance	162,502,748	$240,554,027

     b) Share purchase options and warrants:
     Reference should be made to the notes to the consolidated financial statements referred to in note 2 for each of Canadian Superior and Canada Southern for commitments to issue common shares pursuant to share and warrants purchase options. The in-the-money options of Canada Southern outstanding as of March 31, 2006 are assumed to be exercised prior to the transaction.
5. Reconciliation with United States Generally Accepted Accounting Principles
The effect of the material measurement differences between generally accepted accounting principles (GAAP) in Canada and the United States on the unaudited pro forma consolidated net income for the year ended December 31, 2005 is summarized as follows. In preparing the unaudited pro forma consolidated US GAAP reconciliation, the Corporation has made assumptions, estimates and assessments, which are based on limited information. As such, the actual amounts may differ materially from the amounts disclosed in these pro forma financial statements.
(Expressed in thousands of Canadian dollars except per share amounts)

Pro forma net income under Canadian GAAP	$2,126

Flow-through shares (a)
Income Taxes	(1,283)

Property Acquisition (b)
Depletion, amortization and accretion expense	452
Income Taxes	(152)

Ceiling test (c)
Depletion, amortization and accretion expense	5,181
Income Taxes	(1,742)

Stock based compensation (d)	4,168

Change in valuation allowance	1,754

Net income under U.S. GAAP before comprehensive income adjustment	$10,504

Change in value of available — for — sale securities (net of tax) (e)	(24)

Comprehensive income	$10,480

Net income per share, before comprehensive income adjustment	$0.07

(a) Flow Through Shares
The Corporation finances a portion of its activities with flow through share issues whereby the tax deductions are renounced to the share subscribers. The tax cost of the deductions renounced to shareholders is reflected as an increase in the future income tax liability and a reduction in the stated value of the shares. Under U.S. GAAP, share capital for flow through shares issued after 1998 is stated at the quoted value of the shares at the date of issuance; the tax cost resulting from deduction renouncements, less any proceeds received in excess of the quoted value of the shares, must be included in the determination of the tax expense.
(b) Property Acquisitions
In prior years, the Corporation recorded property acquisitions from related parties in exchange for common shares at the exchange amount, pursuant to Canadian GAAP. Under U.S. GAAP, these related party acquisitions are recorded at the seller’s carrying amount. The resulting differences in the recorded carrying amounts of the properties results in differences in depletion and amortization expense in subsequent years.
(c) Ceiling Test
At December 31, 2005, the Corporation applied a ceiling test to its petroleum and natural gas properties. Under Canadian GAAP, the application of this test is based on future forecasted prices whereas under U.S. GAAP, the application of this test is based on constant prices. The resulting differences in the recorded carrying amounts of the properties results in differences in depletion, amortization and accretion expenses in subsequent years.
(d) Stock Based Compensation
Under U.S. GAAP, FAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by FAS 123, the Corporation elected to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board (“APB”) Opinion 25. Since all options were granted with exercise prices equal to the market price when the options were granted, no compensation expense has been charged to income at the time of the option grants.
Effective January 1, 2004, the Corporation retroactively adopted the Canadian GAAP policy for “Stock Based Compensation”. This standard requires the Corporation to measure all stock based payments using the fair value method of accounting, and recognize the compensation expense over the vesting period of the related options with a corresponding increase in contributed surplus.
Effective January 1, 2006, the Company implemented FAS 123 (R) “Share-based Payment” which replaces FAS 123 and supersedes APB Opinion 25. FAS 123(R) requires compensation cost related to share-based payments be recognized in the financial statements and that the cost must be measured based on the fair value of the equity or liability instruments issued. Under FAS 123(R) all share-based payment plans must be valued using option-pricing models.
Adopting this standard will harmonize the accounting treatment between Canadian and U.S. GAAP for share based payments.
(e) Comprehensive Income
Classifications within other comprehensive income relate to unrealized gains on certain investments in equity securities. Under U.S. GAAP, the shares would be classified as available-for-sale securities and recorded at fair value at December 31, 2005.

The Depositary for the Offer is:
VALIANT TRUST COMPANY
Inquiries:
Toll Free (Canada): 1-866-313-1872
Email: inquiries@valianttrust.com
By Mail, Registered Mail, Hand or Courier
Calgary
310, 606 — 4th Street S.W.
Calgary, Alberta T2P 1T1
Attention: Reorganization Department
Toronto
c/o BNY Trust Company of Canada
Suite 1101, 4 King Street West
Toronto, Ontario M5H 1B6
The U.S. Forwarding Agent is:
THE BANK OF NEW YORK
By Mail, Registered Mail, Hand or Courier
101 Barclay Street
New York, New York 10286
Tel: 1-212-815-5552
The Information Agent is:
GEORGESON SHAREHOLDER

Toronto	New York
100 University Avenue	17 State Street
11th Floor, South Tower	28th Floor
Toronto, Ontario M5J 2Y1	New York, New York 10004
North America Toll Free: 1-866-779-3373
Any questions and requests for assistance may be directed by holders of Common Shares to the Depositary, the U.S. Forwarding Agent or the Information Agent at their telephone numbers and addresses set forth above. Additional copies of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary, the U.S. Forwarding Agent or the Information Agent.